As filed with the Securities and Exchange Commission on February 6, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INPIXON

(Exact name of registrant as specified in its charter)

Nevada	88-0434915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

405 Waverley St.
Palo Alto, CA 94301
(408) 702-2167

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nadir Ali
Chief Executive Officer
Inpixon
405 Waverley St.
Palo Alto, CA 94301
(408) 702-2167

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nimish Patel, Esq.

Blake Baron, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor
New York, NY 10022

Tel: (212) 509-3900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2024

PRELIMINARY PROSPECTUS

Warrants to Purchase up to 49,131,148 Shares of Common Stock

49,131,148 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the offer and resale from time to time by the selling stockholders named herein (the “Selling Stockholders”), including their respective transferees, pledgees or donees, or their respective successors, of (i) warrants to purchase up to 49,131,148 shares of our common stock (the “Warrants”) and (ii) up to an aggregate of 49,131,148 shares of our common stock (the “Warrant Shares”), par value $0.001 per share, issuable upon the exercise of the Warrants. For information about the Selling Stockholders, see “Selling Stockholders”.

The Warrants were issued pursuant to warrant inducement letter agreements, each dated as of December 15, 2023 (the “Inducement Agreements”), by and between us and each Selling Stockholder. We are registering the offer and resale of the Warrant Shares to satisfy a covenant set forth in the Inducement Agreements, pursuant to which we agreed to register the resale of the Warrant Shares within a limited period of time following the date of the Inducement Agreements. See “Warrant Exercise Inducement and Private Placement.”

We will not receive any proceeds from the sale of the Warrants or the Warrant Shares covered by this prospectus by the Selling Stockholders, except for funds received from the exercise of the Warrants held by the Selling Stockholders, if and when exercised for cash. All net proceeds from the sale of the Warrants or the Warrant Shares covered by this prospectus will go to the Selling Stockholders. See “Use of Proceeds.”

The Selling Stockholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Stockholders may sell their securities hereunder following the date of this prospectus. The Selling Stockholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “INPX.” On February 5, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.05.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” section beginning on page 14 of this prospectus and in the documents incorporated by reference into this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” and “our” refer to Inpixon and its subsidiaries.

ii

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or similar terms. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our history of losses;

●	our ability to achieve profitability;

●	our limited operating history with recent acquisitions;

●	the possibility that anticipated tax treatment and benefits of the spin-off of our enterprise apps business or any other strategic transaction that we undertake may not be achieved;

●	risks related to the spin-off of our enterprise apps business that recently closed or any other strategic transactions that we may undertake, including the proposed transactions with XTI Aircraft Company and Damon Motors, Inc.;

●	our ability to successfully integrate companies or technologies we acquire;

●	emerging competition and rapidly advancing technology in our industry that may outpace our technology;

●	customer demand for the products and services we develop;

●	the impact of competitive or alternative products, technologies and pricing;

●	our ability to manufacture or deliver any products we develop;

●	general economic conditions and events and the impact they may have on us and our potential customers, including, but not limited to increases in inflation rates and rates of interest, supply chain challenges, increased costs for materials and labor, cybersecurity attacks, other lingering impacts resulting from COVID-19, and the Russia/Ukraine and Israel/Hamas conflicts;

●	our ability to obtain adequate financing in the future as needed;

●	our ability to consummate strategic transactions which may include acquisitions, mergers, dispositions involving us and any of our business units or other strategic investments;

●	our ability to attract, retain and manage existing customers;

●	our ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market;

●	lawsuits and other claims by third parties or investigations by various regulatory agencies that we may be subjected to and are required to report, including but not limited to, the U.S. Securities and Exchange Commission;

●	our success at managing the risks involved in the foregoing items; and

●	impact of any changes in existing or future tax regimes.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors under the section titled “Risk Factors” and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur.

iii

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus, or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

Overview

Inpixon is the Indoor Intelligence™ company. Our solutions and technologies help organizations create and redefine exceptional experiences that enable smarter, safer and more secure environments. Inpixon customers can leverage our real-time positioning and analytics technologies to achieve higher levels of productivity and performance, increase safety and security, and drive a more connected work environment.

Inpixon specializes in providing real-time location systems (RTLS) for the industrial sector. As the manufacturing industry has evolved, RTLS technology has become a crucial aspect of Industry 4.0. Our RTLS solution leverages cutting-edge technologies such as IoT, AI, and big data analytics to provide real-time tracking and monitoring of assets, machines, and people within industrial environments. With our RTLS, businesses can achieve improved operational efficiency, enhanced safety and reduced costs. By having real-time visibility into operations, industrial organizations can make informed, data-driven decisions, minimize downtime, and ensure compliance with industry regulations. With our RTLS, industrial businesses can transform their operations and stay ahead of the curve in the digital age.

Inpixon’s full-stack industrial IoT solution provides end-to-end visibility and control over a wide range of assets and devices. It’s designed to help organizations optimize their operations and gain a competitive edge in today’s data-driven world. The turn-key platform integrates a range of technologies, including RTLS, sensor networks, edge computing, and big data analytics, to provide a comprehensive view of an organization’s operations. We help organizations to track the location and status of assets in real-time, identify inefficiencies, and make decisions that drive business growth. Our IoT stack covers all the technology layers, from the edge devices to the cloud. It includes hardware components such as sensors and gateways, a robust software platforms for data management and analysis, and a user-friendly dashboard for real-time monitoring and control. Our solutions also offer robust security features, to help ensure the protection of sensitive data. Additionally, our RTLS provides scalability and flexibility, allowing organizations to easily integrate it with their existing systems and add new capabilities as their needs evolve.

In addition to our Indoor Intelligence technologies and solutions, we also offer:

●	Digital solutions (eTearsheets; eInvoice, adDelivery) or cloudbased applications and analytics for the advertising, media and publishing industries through our advertising management platform referred to as Shoom by Inpixon; and

●	A comprehensive set of data analytics and statistical visualization solutions for engineers and scientists referred to as SAVES by Inpixon.

We report financial results for three segments: Indoor Intelligence, Shoom and SAVES. For Indoor Intelligence, we generate revenue from sales of hardware, software licenses and professional services. For Shoom and SAVES we generate revenue from the sale of software licenses.

XTI Merger Agreement

On July 24, 2023, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “XTI Merger Agreement”) by and among Inpixon, Superfly Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Inpixon (“Merger Sub”), and XTI Aircraft Company, a Delaware corporation (“XTI”). The XTI Merger Agreement was unanimously approved by Inpixon’s and XTI’s board of directors. If the XTI Merger Agreement is approved by Inpixon’s and XTI’s stockholders (and the other closing conditions are satisfied or waived in accordance with the Merger Agreement), and the transactions contemplated by the XTI Merger Agreement are consummated, Merger Sub will merge with and into XTI, with XTI surviving the merger as a wholly-owned subsidiary of Inpixon (collectively, the “XTI Proposed Transaction”). In addition, upon the consummation of the XTI Proposed Transaction (the “Closing,” and the date of the Closing, the “Closing Date”), Inpixon will be renamed “XTI Aerospace, Inc.” (the “Name Change”). Inpixon upon the Closing is referred to herein as the “combined company.”

About XTI

XTI is an aircraft development and manufacturing company. Headquartered in Englewood, Colorado, XTI is developing a vertical takeoff and landing (“VTOL”) aircraft that takes off and lands like a helicopter and cruises like a fixed-wing business aircraft. XTI’s initial model, the TriFan 600, is a six-seat aircraft with a mission to provide point-to-point air travel over distances of up to 700 miles, fly at twice the speed of a helicopter and cruise at altitudes up to 25,000 feet.

The TriFan 600 is anticipated to be one of the first VTOL aircrafts that offers the speed and comfort of a business aircraft and the range and versatility of VTOL for a wide range of customer applications, including private aviation for business and high net worth individuals, emergency medical services, and commuter and regional air travel.

XTI was incorporated in October 2009, and operations began in the fourth quarter of 2012. Since then, XTI has been engaged primarily in developing the design and engineering concepts for the TriFan 600, building and testing a two-thirds scale unmanned version of the TriFan 600, generating pre-orders for the TriFan 600, and seeking funds from investors to enable it to build full-scale piloted prototypes of the TriFan 600, and to eventually engage in commercial development of the TriFan 600.

TriFan 600

The TriFan 600 design is expected to provide unique advantages over existing helicopters, turboprop and light jet aircraft. Since the aircraft will take off and land vertically, it is anticipated that the TriFan 600 will generate significant time savings on a typical 500-mile trip by traveling point-to-point or utilizing more convenient existing ground and airspace infrastructure (such as helipads) to avoid or reduce the time traveling on the ground to and from an airport. The TriFan 600 will also have the capability to take off and land conventionally if a runway is available. This added ability can increase range and payload and expand utility.

Corporate Strategy

In order to continue to respond to rapid changes and required technological advancements, as well as increase our shareholder value, we are exploring strategic transactions and opportunities that we believe will enhance shareholder value. Our board of directors has authorized a review of strategic alternatives, including a possible asset sale, merger with another company or spin-off of one or more of our business units. We will also be opportunistic and may consider other strategic and/or attractive transactions, which may include, but not be limited to other alternative investment opportunities, such as minority investments, joint ventures or special purpose acquisition companies. If we make any acquisitions in the future, we expect that we may pay for such acquisitions with cash, equity securities and/or debt in combinations appropriate for each acquisition. In September of 2022, we entered into an Agreement and Plan of Merger in connection with the spin-off and sale of our enterprise apps business which was consummated on March 14, 2023. (See “Recent Events” below for more details). Additionally, on July 24, 2023, we entered into an Agreement and Plan of Merger with XTI Aircraft Company (the “XTI Business Combination”) (see “Recent Events” below for more details). In addition, on or prior to the effective time of the merger with XTI we intend to effect a transaction for the divestiture of our Shoom, SAVES and Game Your Game lines of business and investment securities, as applicable, by any lawful means, which may include a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of these. On October 23, 2023, we entered into a Separation and Distribution Agreement (the “Separation Agreement”) with Grafiti Holding Inc., a British Columbia corporation and newly formed wholly-owned subsidiary of Inpixon (“Grafiti”), pursuant to which we plan to transfer to Grafiti all of the outstanding shares of Inpixon Ltd., a United Kingdom (the “UK”) limited company that operates our SAVES line of business in the UK (“Inpixon UK”), such that Inpixon UK will become a wholly-owned subsidiary of Grafiti (the “Reorganization”). Following the Reorganization and subject to conditions in the Separation Agreement, we will spin off Grafiti (the “Spin-off”) by distributing to our stockholders and certain securities holders as of a record date to be determined (the “Participating Security holders”) on a pro rata basis all of the outstanding common shares of Grafiti (the “Grafiti Common Shares”) owned by us (the “Distribution”), subject to certain lock-up restrictions and subject to registration of the Grafiti Common Shares pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), as further described below. On October 23, 2023, we also entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among us, Damon Motors Inc., a British Columbia corporation (“Damon”), Grafiti, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti (the “Business Combination”).

Recent Events

Compliance with Nasdaq Continued Listing Requirements

On April 14, 2023, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the last 30 consecutive business days beginning on March 2, 2023, and ending on April 13, 2023, the Company no longer meets the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a period of 180 calendar days, or until October 11, 2023, in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period. The Company was not able to regain compliance within this 180-day period; however, on October 12, 2023,the Company received notice from Nasdaq that it was granted an additional 180 calendar days, or until April 8, 2024 to regain compliance with the minimum bid price requirement.

On November 9, 2023, the Company received notice (the “November 9 Letter”) from Nasdaq that Nasdaq had determined that as of November 8, 2023, the Company’s securities had a closing bid price of $0.10 or less for ten consecutive trading days triggering application of Listing Rule 5810(c)(3)(A)(iii) which states in part: if during any compliance period specified in Rule 5810(c)(3)(A), a company’s security has a closing bid price of $0.10 or less for ten consecutive trading days, the Listing Qualifications Department shall issue a Staff Delisting Determination under Rule 5810 with respect to that security (the “Low Priced Stocks Rule”). As a result, the Staff has issued a letter notifying the Company of its determination to delist the Company’s securities from Nasdaq effective as of the opening of business on November 20, 2023, unless the Company requests an appeal of the Staff’s determination on or prior to November 16, 2023, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

The Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the determination described in the November 9 Letter and to address compliance with the Low-Priced Stocks Rule and a hearing has been scheduled for February 6, 2024. The Company may cure the bid price deficiency to regain compliance with the Low Priced Stock Rule by effecting a reverse stock split to increase the price per share of its common stock. A reverse stock split also would be expected to allow the Company to regain compliance with the minimum bid price requirement. At a special meeting of stockholders held on September 29, 2023, the Company obtained the necessary stockholder approval of an amendment to the Company’s articles of incorporation to effect a reverse stock split of the Company’s outstanding common stock, at a ratio between 1-for-2 and 1-for-50 (the “Reverse Split Ratio”), to be determined at the discretion of the Company’s board of directors. At a special in lieu of annual meeting held on December 8, 2023, the Company’s stockholders approved an increase in the maximum range of the Reverse Split Ratio to 1-for-200. The Company also intends to seek an increase in the Reverse Split Ratio for the purpose of satisfying the bid price requirements applicable for initial listing applications in connection with the closing of the XTI transaction. The proposed transaction between the Company and XTI is anticipated to close prior to the end of this year and as a result, the Company expects that it will be able to cure the bid price deficiencies in connection with the closing of the XTI transaction.

The November 9 Letter has no immediate effect on the listing of the Company’s common stock and its common stock will continue to be listed on the Nasdaq Capital Market under the symbol “INPX”. While the appeal process is pending, the suspension of trading of the Company’s common stock would be stayed and the Company’s common stock would continue to trade on the Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision.

XTI Transaction

Merger Agreement

Subject to the terms and conditions of the XTI Merger Agreement, at the effective time of the merger (the “Effective Time”):

(i)	Each share of XTI common stock outstanding immediately prior to the Effective Time (excluding any shares to be canceled pursuant to the Merger Agreement and shares held by holders of XTI common stock who have exercised and perfected appraisal rights) will automatically be converted into the right to receive a number of shares of Inpixon common stock equal to the Exchange Ratio (as described below). Prior to the Effective Time, subject to obtaining the consent of requisite note holders, all outstanding XTI convertible notes will be converted into XTI common stock and will participate in the merger on the same basis as the other shares of XTI common stock, except for (1) a promissory note dated April 1, 2023, in the initial principal amount of $1,817,980, which will be amended to extend the maturity date thereof until no sooner than December 31, 2026 and be assumed by the combined company at the Closing to become convertible into the shares of common stock of the combined company, and (2) a promissory note dated December 31, 2021, in the initial principal amount of $1,007,323, which will provide for, at Closing, payment in cash of $507,323 of the principal plus interest accrued to the date of payment, and the conversion of the remaining $500,000 of outstanding principal into shares of common stock of the combined company (collectively, the “Note Amendments”).

(ii)	Each option to purchase shares of XTI common stock outstanding and unexercised immediately prior to the Effective Time will be assumed by Inpixon and will become an option, subject to any applicable vesting conditions, to purchase shares of Inpixon common stock with the number of shares of Inpixon common stock underlying the unexercised portions of such options and the exercise prices for such options to be adjusted to reflect the Exchange Ratio.

(iii)	Each warrant to purchase shares of XTI common stock outstanding and unexercised immediately prior to the Effective Time will be assumed by Inpixon and will become a warrant to purchase shares of Inpixon common stock with the number of shares of Inpixon common stock underlying such warrants and the exercise prices for such warrants will be adjusted to reflect the Exchange Ratio.

Subject to adjustment pursuant to the formula for the Exchange Ratio set forth in Exhibit A of the Merger Agreement, the Exchange Ratio will be determined based on (a) the fully diluted capitalization of each of Inpixon and XTI immediately prior to the Effective Time, provided, however, that for this purpose the calculation of Inpixon’s fully diluted capitalization will not take into account any shares of Inpixon common stock issuable after Closing for cash consideration upon conversion, exercise or exchange of derivative securities that are issued by Inpixon in Inpixon Permitted Issuances. “Inpixon Permitted Issuances” are any issuances of common stock or derivative securities by Inpixon for financing or debt cancellation purposes that are permitted under the Merger Agreement and occur after the date of the Merger Agreement but before the Closing.

The Exchange Ratio will be subject to certain adjustments to the extent that Inpixon’s Net Cash (as such term is defined on Exhibit A of the Merger Agreement) is greater than or less than $21.5 million and/or any principal and accrued or unpaid interest remains outstanding under those certain promissory notes issued by Inpixon to Streeterville Capital, LLC on July 22, 2022 and December 30, 2022.

It is expected that Inpixon’s Chief Executive Officer, Nadir Ali, and Chief Financial Officer, Wendy Loundermon, will resign upon the Closing, effective as of the Closing Date.

In addition, pursuant to a Financial Advisory and Investment Banking Services Agreement dated May 16, 2023, between Inpixon and Maxim Group LLC (“Maxim”) (the “Maxim Agreement”), as part of compensation for Maxim’s services in connection with the transaction, Inpixon has agreed to, upon Closing, pay Maxim a cash fee equal to $800,000 (the “Cash Fee”), and to issue Maxim (or its designees) 6,565,988 shares of common stock of Inpixon, with such number determined by dividing $1,000,000 by the closing price of Inpixon common stock as reported by Nasdaq on the date immediately preceding the announcement of the closing of the XTI Proposed Transaction. These shares will be issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act, if they are not registered.

The foregoing description of the XTI Merger Agreement and the XTI Proposed Transaction does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which is attached as Exhibit 2.25 to the registration statement of which this prospectus is a part of and incorporated herein by reference.

XTI Promissory Note & Security Agreement

Pursuant to the Merger Agreement, on the first calendar day of the month following the date of the Merger Agreement and on the first calendar day of each month thereafter until the earlier of (i) four months following the date of the Merger Agreement and (ii) the Closing Date, Inpixon shall provide loans to XTI on a senior secured basis (each, a “Future Loan”), in such amounts requested by XTI in writing prior to the first calendar day of each such month. Each Future Loan will be in the principal amount of up to $500,000, and the aggregate amount of the Future Loans will be up to $1,775,000 (or such greater amount as Inpixon shall otherwise agree in its sole and absolute discretion). These Future Loans and security will be evidenced by a Senior Secured Promissory Note (the “XTI Promissory Note”) and a Security and Pledge Agreement (the “Security Agreement”).

The XTI Promissory Note provides an aggregate principal amount up to $2,313,407, which amount includes the principal sum of $525,000 which Inpixon previously advanced to XTI (the “Existing Loans”, collectively with the Future Loans, the “Inpixon Loans to XTI”) plus accrued interest on such amount, and the aggregate principal amount of the Future Loans. The XTI Promissory Note will bear interest at 10% per annum, compounded annually, and for each Future Loan, beginning on the date the Future Loan is advanced to XTI. The XTI Promissory Note is included in the Company’s condensed consolidated balance sheet as of September 30, 2023 in Notes Receivable. On November 14, 2023, the principal amount under the XTI Promissory Note was increased to approximately $3.1 million and further increased to $4 million effective as of January 30,, 2024. As of the date of this filing, the principal balance on the loan to XTI is approximately $3.6 million.

The outstanding principal amount under the XTI Promissory Note, together with all accrued and unpaid interest, shall be due and payable upon the earlier of (a) March 31, 2024, (b) when declared due and payable by Inpixon upon the occurrence of an event of default, or (c) within three business days following termination of the XTI Merger Agreement (i) by XTI because the XTI Board adopts a superior proposal prior to delivering the XTI Stockholder Consent, or (ii) by Inpixon because the XTI Board has made a change in recommendation, or XTI has breached or failed to perform in any material respect any of its covenants and agreements regarding obtaining its required stockholder approval or non-solicitation. The XTI Promissory Note will be forgiven and of no further force if the XTI Merger Agreement is terminated by the Inpixon Board because it adopts a superior proposal prior to obtaining the required Inpixon stockholder approval, subject to Inpixon’s rights and remedies under the Promissory Note, the Security Agreement, and the Merger Agreement. If the XTI Merger Agreement is terminated by XTI because the Inpixon Board makes a change in recommendation or Inpixon is in material breach of its covenants and agreements regarding obtaining its required stockholder approval or non-solicitation, the maturity date of the XTI Promissory Note will be extended to December 31, 2024.

The Security Agreement grants Inpixon a first priority security interest in and lien upon all of XTI’s property to secure the repayment of the XTI Promissory Note.

Xeriant Complaint related to XTI

On December 6, 2023, Xeriant, Inc. (“Xeriant”) filed a complaint against XTI, along with two unnamed companies and five unnamed persons, in the United States District Court for the Southern District of New York.  The complaint was amended on January 31, 2024 to add claims against us (the “Xeriant Matter”). The Xeriant Matter alleges that XTI induced Xeriant to enter a May 31, 2021 joint venture agreement pertaining to the development of the TriFan 600 aircraft and to invest more than $5 million in the joint venture based on purported misrepresentations regarding the stage of development, estimated cost of completion for the project, amount of committed preorders for the aircraft, XTI’s future merger plans, and other issues. Xeriant further alleges that it owns a 50% interest in the TriFan 600 technology, that XTI is obligated pursuant to a May 17, 2022 letter agreement to issue stock to Xeriant and incur other obligations if XTI consummates a transaction with us within a year, and that XTI made misrepresentations to Xeriant regarding the status of merger discussions and is liable under the letter agreement and for alleged misrepresentations.  The suit appears to allege that we are jointly liable with XTI and asserts claims for breach of contract, intentional fraud, fraudulent concealment, quantum meruit, unjust enrichment, unfair competition/deceptive business practices, misappropriation of confidential information, misappropriation of ideas, misappropriation of skill, and seeks damages purportedly in excess of $500 million, injunctive relief to stay or unwind the XTI Proposed Transaction and prevent further transfer or alleged misuse of the intellectual property at issue, the imposition of a royalty obligation, and such other relief as deemed appropriate by the court.  The case is in its early stages, no discovery with respect to Inpixon has occurred, and we are unable to estimate the likelihood or magnitude of a potential adverse judgment.

Transaction Bonus Plan in connection with Completed Transaction

On March 14, 2023, Inpixon completed a reorganization involving the transfer of Inpixon’s CXApp and enterprise app business lines to a subsidiary of Inpixon, followed by a distribution of shares of such subsidiary to Inpixon’s equityholders. The reorganization was followed by a subsequent business combination transaction between such former subsidiary and KINS Technology Group Inc., a special purpose acquisition company which was renamed CXApp, Inc. upon the consummation of the business combination (collectively, the “Completed Transaction”).

On July 24, 2023, the compensation committee of the Inpixon Board (the “Committee”) adopted a Transaction Bonus Plan (the “Completed Transaction Bonus Plan”), which is intended to compensate certain current and former employees and service providers for the successful consummation of the Completed Transaction. The Completed Transaction Bonus Plan will be administered by the Committee. It will terminate upon the completion of all payments under the terms of the Completed Transaction Bonus Plan, provided, that the Board may terminate the plan as to any participant prior to the completion of all payment to under participant under the plan.

Pursuant to the Completed Transaction Bonus Plan, in connection with the Completed Transaction,

●	Participants listed on Schedule 1 of the Completed Transaction Bonus Plan will be eligible for a cash bonus equal to 100% of their aggregate annual base salary in effect as of the end of the year ended December 31, 2022, provided that the participants must execute a customary release of claims and confidentiality agreement.

●	Participants listed on Schedule 2 of the Completed Transaction Bonus Plan including Inpixon’s named executive officers Nadir Ali and Wendy Loundermon will be eligible for a cash bonus in an aggregate amount of 4% of the $70,350,000 transaction value of the Completed Transaction, with Mr. Ali and Ms. Loundermon being entitled to 3.5% and 0.5% of such transaction value, respectively.

The Company paid approximately $3.5 million to the company management and former management under the Transaction Bonus Plan which settled the amount in full and no additional amounts are owed under the Completed Transaction Bonus Plan as of the date hereof.

In addition, if a participant becomes entitled to any payments or benefits from the Completed Transaction Bonus Plan or any other amounts (collectively, the “Company Payments Relating to the Completed Transaction Plan”) that are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), the company will pay the participant the greater of the following amounts: (i) the Company Payments Relating to the Completed Transaction Plan, or (ii) one dollar less than the amount of the Company Payments Relating to the Completed Transaction Plan that would subject the participant to the Excise Tax, as mutually agreed between the company and the participant.

The foregoing description of the Completed Transaction Bonus Plan does not purport to be complete and is qualified in its entirety by the terms and conditions of the Completed Transaction Bonus Plan, a copy of which is attached as Exhibit 10.61 to the registration statement of which this prospectus is a part of and incorporated herein by reference.

Transaction Bonus Plan in connection with Future Strategic Transactions

On July 24, 2023, the Committee adopted a Transaction Bonus Plan (the “Plan”), which is intended to provide incentives to certain employees and other service providers to remain with Inpixon through the consummation of a Contemplated Transaction or Qualifying Transaction (each as defined below) and to maximize the value of the company with respect to such transaction for the benefit of its stockholders. The Plan will be administered by the Committee. It will automatically terminate upon the earlier of (i) the one-year anniversary of the adoption date, (ii) the completion of all payments under the terms of the Plan, or (iii) at any time by the Committee, provided, however, that the Plan may not be amended or terminated following the consummation of a Contemplated Transaction or Qualifying Transaction without the consent of each participant being affected, except as required by any applicable law.

A “Contemplated Transaction” refers to a strategic alternative transaction including an asset sale, merger, reorganization, spin-off or similar transaction (a “Strategic Transaction”) that results in a change of control as defined in the Plan. A Qualifying Transaction refers to a Strategic Transaction that does not result in a change of control for which bonuses may be paid pursuant to the Plan as approved by the Committee. The XTI Proposed Transaction is expected to qualify as a Contemplated Transaction.

Pursuant to the Plan, in connection with the closing of a Contemplated Transaction or a Qualifying Transaction, the participants will be eligible to receive bonuses as described below.

●	Participants listed on Schedule 1 of the Plan including Inpixon’s named executive officers Nadir Ali, Wendy Loundermon and Soumya Das, will be eligible for a cash bonus equal to 100% of their aggregate annual base salary and target bonus amount at the closing of a Contemplated Transaction and any applicable Qualifying Transaction, provided that the participants must execute a customary release of claims and confidentiality agreement. These bonus amounts will be paid at the closing of each applicable transaction.

●	Participants listed on Schedule 2 of the Plan including Inpixon’s named executive officers Nadir Ali and Wendy Loundermon will be eligible for a cash bonus in an aggregate amount of 4% of the applicable Transaction Value (as defined below), with Mr. Ali and Ms. Loundermon being entitled to 3.5% and 0.5% of such Transaction Value, respectively. These bonus amounts will be paid at the closing of each applicable transaction but the pro rata portion attributable to any deferred payments will be paid when those deferred payments become due, within a maximum period of five years from the closing date. “Transaction Value” means the sum of any cash and the fair market value of any securities or other assets or property received by Inpixon or available for distribution to the holders of Inpixon’s equity securities in connection with the applicable transaction as provided for in the definitive agreement governing the applicable transaction, or such value as shall be designated by the Committee.

●	Participants listed on Schedule 3 of the Plan including Inpixon’s named executive officers Nadir Ali, Wendy Loundermon and Soumya Das, will be eligible for equity-based grants, such as options or restricted stock, on such terms and upon such date as the Committee may determine.

●	In the sole discretion of the Committee, receipt or eligibility for receipt by a participant of a transaction bonus in respect of a Contemplated Transaction shall not preclude such participant from receiving or being eligible to receive an additional transaction bonus in respect of a Qualifying Transaction.

If a participant becomes entitled to any payments or benefits from the Plan or any other amounts (the “Company Payments Relating to the Plan”) that are subject to the Excise Tax, the company will pay the participant the greater of the following amounts: (i) the Company Payments Relating to the Plan, or (ii) one dollar less than the amount of the Company Payments Relating to the Plan that would subject the participant to the Excise Tax, as mutually agreed between the company and the participant.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by the terms and conditions of the Plan, a copy of which is attached as Exhibit 10.62 to the registration statement of which this prospectus is a part of and incorporated herein by reference.

The Company has not paid or accrued any bonuses under the Plan in connection with future strategic transactions.

Spin-off - Grafiti Holding, Inc.

On October 23, 2023, Inpixon entered into a Separation and Distribution Agreement (the “Separation Agreement”) with Grafiti Holding Inc., a British Columbia corporation and newly formed wholly-owned subsidiary of Inpixon (“Grafiti”), pursuant to which Inpixon transferred all of the outstanding shares of Inpixon Ltd., a United Kingdom (the “UK”) limited company that operates Inpixon’s SAVES line of business in the UK (“Inpixon UK”), to Grafiti such that Inpixon UK became a wholly-owned subsidiary of Grafiti (the “Reorganization”). The terms of the Separation Agreement, provide that Inpixon will spin off Grafiti (the “Grafiti Spin-off”) by distributing to Inpixon stockholders and certain securities holders as of a record date to be determined (the “Participating Securityholders”) on a pro rata basis all of the outstanding common shares of Grafiti (the “Grafiti Common Shares”) owned by Inpixon (the “Distribution”), subject to certain lock-up restrictions and subject to registration of the Grafiti Common Shares pursuant to the Exchange Act or the Securities Act.

On December 14, 2023, we announced that our board of directors set December 27, 2023 as the record date for determining the holders of our outstanding capital stock and certain other securities entitled to the distribution of all the outstanding common shares of Grafiti owned by Inpixon in connection with the Grafiti Spin-off.

On December 27, 2023, we entered into a Liquidating Trust Agreement (the “Trust Agreement”) by and among the Company, Grafiti and the sole original trustee named therein (collectively with any additional trustees duly appointed under the Liquidating Trust Agreement from time to time, the “Trustees”). The Trust Agreement provided for the distribution by the Company of its Grafiti Common Shares to a liquidating trust, titled the Grafiti Holding Inc. Liquidating Trust (the “Trust”), which will hold the Grafiti Common Shares for the benefit of the Participating Securityholders until a registration statement covering the distribution of the Grafiti Common Shares to Participating Securityholders is declared effective by the SEC. Promptly following the effective time of the registration statement, the Trust will deliver the Grafiti Common Shares to the Participating Securityholders, as beneficiaries of the Trust, pro rata in accordance with their ownership of shares or underlying shares of Common Stock as of the Record Date. The Trustees will be empowered to liquidate the Grafiti Common Shares and distribute the proceeds thereof to the Participating Securityholders if the registration statement is not declared effective prior to the second anniversary of the date of the Liquidating Trust Agreement.

The Liquidating Trust Agreement provides that the Trust will terminate upon the earlier of (i) a termination required by the applicable laws of the State of Nevada, (ii) the delivery of the Grafiti Common Shares owned by the Company to the Participating Securityholders, or (iii) the expiration of a period of three years from December 27, 2023; provided that the Trust shall not terminate pursuant to foregoing clause (iii) prior to the date the Trustees are permitted to make a final distribution of trust assets in accordance with the Liquidating Trust Agreement.

The Company and Grafiti will indemnify each Trustee and each agent of the Trust and will advance expenses, defend and hold harmless from time to time against any and all losses, claims, costs, expenses and liabilities to which such indemnified parties may be subject by reason of such indemnified party’s performance of its duties pursuant to the discretion, power and authority conferred on such person by the Liquidating Trust Agreement.

Damon Business Combination

On October 23, 2023, Inpixon also entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among Inpixon, Damon Motors Inc., a British Columbia corporation (“Damon”), Grafiti, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti (the “Damon Business Combination”). The Damon Business Combination is subject to material conditions, including approval of the Damon Business Combination by securities holders of Damon, approval of the issuance of Grafiti Common Shares to Damon securities holders pursuant to the Damon Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, and approval of the listing of the Grafiti Common Shares on the Nasdaq Stock Market (“Nasdaq”) after giving effect to the Damon Business Combination. Upon the consummation of the Damon Business Combination (the “Closing”), both Inpixon UK and the Damon Surviving Corporation will be wholly-owned subsidiaries of Grafiti, which will adopt a new name as determined by Damon. Grafiti, after the Closing, is referred to herein as the “combined company.” Pursuant to the Business Combination Agreement, the parties will take all necessary action so that at the Closing, the board of directors of the combined company will consist of such directors as Damon may determine, subject to the independent requirements under the Nasdaq rules, and provided that at least one director will be nominated by Grafiti.

Holders of Grafiti Common Shares, including Participating Security holders and management that hold Grafiti Common Shares immediately prior to the closing of the Damon Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon management.

On October 23, 2023, Inpixon purchased a convertible note from Damon in an aggregate principal amount of $3.0 million (the “Bridge Note”) together with the Bridge Note Warrant (as defined below) pursuant to a private placement, for a purchase price of $3.0 million. The Bridge Note has a 12% annual interest rate, payable on the maturity date, which is twelve months from June 16, 2023. The full principal balance and interest on the Bridge Note will automatically convert into common shares of Damon upon the public listing of Damon or a successor issuer thereof on a national securities exchange (a “Public Company Event”). The number of shares issued upon conversion due to a Public Company Event will equal the quotient obtained by dividing (x) the outstanding principal and unpaid accrued interest on the date of a Public Company Event (or within ten trading days of a direct listing), if any, by (y) the lesser of the then applicable Conversion Price or Public Company Event Conversion Price, each as defined in the Bridge Note. The Bridge Note will contain customary covenants relating to Damon’s financials and operations. Inpixon will receive a five-year warrant to purchase 1,096,321 Damon Common Shares in connection with the Bridge Note (“Bridge Note Warrant”) at an exercise price as defined in the Bridge Note Warrant, in each case subject to adjustments for dividends, splits and subsequent equity sales by Damon. The Bridge Note Warrant contains a cashless exercise option if the warrant shares are not covered by an effective registration statement within 180 days following the consummation of the Public Company Event, and also a full ratchet price protection feature. If the Damon Business Combination is consummated, the Bridge Note will be converted into Grafiti Common Shares and the Bridge Note Warrant will become exercisable for Grafiti Common Shares.

At-the-Market Offering Extension

On December 29, 2023, we entered into Amendment No. 2 to the Equity Distribution Agreement (“Amendment 2”) with Maxim, amending the Equity Distribution Agreement, dated as of July 22, 2022, between the Company and Maxim (the “Original Agreement”), as amended by Amendment No. 1 to the Original Agreement, dated as of June 13, 2023, between the Company and Maxim (“Amendment 1” and, together with the Original Agreement and Amendment 2, the “Equity Distribution Agreement”), pursuant to which the parties extended the term of the Equity Distribution Agreement until the earliest of (i) December 31, 2024, (ii) the sale of shares of the Company’s common stock having an aggregate offering price equal to the Offering Size (as defined in the Equity Distribution Agreement), and (iii) the termination by either Maxim or the Company upon the provision of 15 days written notice or otherwise pursuant to the terms of the Equity Distribution Agreement.

Corporate History

We were originally formed in the State of Nevada in April 1999. Prior to the spin-off in August 2018 of our wholly-owned subsidiary, Sysorex, Inc. (“Sysorex”), our business was primarily focused on providing information technology and telecommunications solutions and services to commercial and government customers primarily in the United States. The product and service offerings included enterprise infrastructure solutions for business operations, continuity, data protection, software development, collaboration, IT security, and physical security needs, including, third party hardware, software and related maintenance and warranty products and services resold from well-known brands and information technology development and implementation professional services.

On August 31, 2018, we completed the spin-off of Sysorex to separate our legacy enterprise infrastructure solution business from our indoor intelligence business.

On May 21, 2019, we completed the acquisition of 100% of the outstanding capital stock of Locality Systems, Inc. (“Locality”), including its wireless device positioning and RF augmentation of video surveillance systems through our subsidiary, Inpixon Canada. The video management system (“VMS”) integration, which is currently available for a number of VMS vendors, can assist security personnel in identifying potential suspects and tracking their movements cross-camera and from one facility to another. The solution is designed to enhance traditional security video feeds by correlating RF signals with video images.

On June 27, 2019, we acquired a portfolio of GPS technologies and IP, including, but not limited to (a) an IP portfolio that includes a registered patent, along with more than 20 pending patent applications or licenses to registered patents or pending applications relating to GPS technologies; (b) a smart school safety network solution that consists of a combination of wristbands, gateways and proprietary backend software, which rely on the Bluetooth Low-Energy protocol and a low-power enterprise wireless 2.4Ghz platform, to help school administrators identify the geographic location of students or other people or things (e.g., equipment, vehicles, tools, etc.) in order to, among other things, ensure the safety and security of students while at school; (c) a personnel equipment tracking system and ground personnel safety system, which includes a combination of hardware and software components, for a GPS and RF based personnel, vehicle and asset-tracking solution designed to provide ground situational awareness and near real-time surveillance of personnel and equipment traveling within a designated area for, among other things, government and military applications and (d) a right to 30% of royalty payments that may be received by GTX in connection with its ownership interest in Inventergy LBS, LLC, which is the owner of certain patents related to methods and systems for communicating with a tracking device.

On August 15, 2019, we acquired our Inpixon Mapping product in connection with the acquisition of Jibestream, Inc. (“Jibestream”) which was amalgamated into Inpixon Canada on January 1, 2020.

On October 31, 2019, we received stockholder approval for, and subsequently effected, a reverse split of our outstanding common stock at a ratio of 1-for-45, effective as of January 7, 2020 for the purpose of complying with Nasdaq Listing Rule 5550(a)(2).

On June 19, 2020, we acquired an exclusive license to use, market, distribute, and develop the SYSTAT and SigmaPlot software suite of products (referred to as “SAVES”) pursuant to an Exclusive Software License and Distribution Agreement, by and among the Company, Cranes Software International Ltd. (“Cranes”) and Systat Software, Inc. (“Systat” and, together with Cranes, the “Systat Parties”), as amended on June 30, 2020 and February 22, 2021 (as amended, the “License Agreement”). In connection with the License Agreement, we received an exclusive, worldwide license to use, modify, develop, market, sublicense and distribute the SAVES software, software source, user documentation and related Systat Intellectual Property (as defined in License Agreement) (the “License”); and an option to acquire the assets underlying the License (the “Purchase Option”). On February 22, 2021, we exercised the Purchase Option for a portion of the assets including certain of the SAVES software, trademarks, solutions, domain names and websites.

On August 19, 2020, we entered into an agreement with Ten Degrees Inc. (“TDI”), Ten Degrees International Limited (“TDIL”), mCube International Limited (“MCI”), and the holder of a majority of the outstanding capital of TDIL and mCube, Inc., and the sole shareholder of 100% of the outstanding capital stock of MCI (“mCube,” together with TDI, TDIL, and MCI collectively, the “Transferors”) to acquire a suite of on-device “blue-dot” indoor location and motion technologies, including patents, trademarks, software and related intellectual property from the Transferors.

On October 6, 2020, we acquired all of the outstanding shares of Nanotron (“Nanotron Shares”) through our wholly-owned subsidiary Inpixon GmbH (which has since changed its name to Grafiti GmbH), pursuant to a Share Sale and Purchase Agreement with Nanotron Technologies GmbH, a limited liability company incorporated under the laws of Germany (which has since changed its name to Inpixon GmbH) (“Nanotron”), and Sensera Limited (“Sensera”), the sole shareholder of Nanotron. As a result of the acquisition, our asset tracking and RTLS business expanded to include offering wireless location awareness technology for consumers, for solutions such as locating and tracking a pet, livestock, child, or property, while transmitting the data into a useable format.

On March 25, 2021, we entered into a Stock Purchase Agreement (the “GYG Purchase Agreement”) with Game Your Game, Inc., a Delaware corporation (“GYG”), and certain selling shareholders (the “Selling Shareholders”), pursuant to which we acquired an aggregate of 522,000 shares of common stock of GYG (the “GYG Shares”), representing 55.4% of the outstanding shares of common stock of GYG. GYG’s business consists of developing and providing solutions using sports data and analytics.

On April 23, 2021 we entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Visualix GmbH i.L. (the “Visualix”), its founders (each, a “Founder,” and collectively, the “Founders”), and Future Energy Ventures Management GmbH (“FEVM”) pursuant to which we acquired substantially all of the Visualix assets including certain computer vision, robust localization, large-scale navigation, mapping, and 3D reconstruction technologies (collectively, the “AR Technology”), the intellectual property and patent applications underlying the AR Technology.

On April 30, 2021, we acquired over 99.9% of the outstanding capital stock of Design Reactor, Inc., a California corporation (“The CXApp”), the provider of a leading SaaS app platform that enables corporate enterprise organizations to provide a custom-branded, location-aware employee app focused on enhancing the workplace experience and hosting virtual and hybrid events pursuant to the terms of a Stock Purchase Agreement. On May 10, 2021, we acquired the remaining interest of The CXApp.

On December 9, 2021, through our wholly-owned subsidiary, Nanotron Technologies GmbH, a limited liability company incorporated under the laws of Germany, we entered into a Share Sale and Purchase Agreement (the “Purchase Agreement”) with the shareholders of IntraNav GmbH, a limited liability company incorporated under the laws of Germany (“IntraNav”), pursuant to which we acquired 100% of the outstanding capital stock (the “IntraNav Shares”) of IntraNav, a leading industrial IoT (“IIoT”), real-time location system (“RTLS”), and sensor data services provider.

On September 25, 2022, we entered into an Agreement and Plan of Merger (the “KINS Merger Agreement”) by and among Inpixon, KINS Technology Group Inc., a Delaware corporation (renamed CXApp Inc., “KINS” or “New CXApp”), CXApp Holding Corp., a Delaware corporation and wholly-owned subsidiary of New CXApp (formerly a wholly-owned subsidiary of Inpixon, “CXApp”), and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS (“KINS Merger Sub”), pursuant to which KINS would acquire Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”) through the merger of KINS Merger Sub with and into CXApp (the “KINS Merger”), with CXApp continuing as the surviving company and as a wholly-owned subsidiary of KINS, in exchange for the issuance of shares of KINS capital stock valued at $69 million (the “KINS Business Combination”). Immediately prior to the KINS Merger and pursuant to a Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, Design Reactor, Inc., a California corporation (“Design Reactor”) and CXApp (the “KINS Separation Agreement”), and other ancillary conveyance documents, Inpixon would, among other things and on the terms and subject to the conditions of the KINS Separation Agreement, transfer the Enterprise Apps Business, including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp (the “KINS Reorganization”). Following the KINS Reorganization, Inpixon would distribute 100% of the common stock of CXApp, par value $0.00001, to certain holders of Inpixon securities as of the record date of March 6, 2023 (the “Enterprise Apps Spin-Off”).

On March 14, 2023, we completed the Enterprise Apps Spin-off and subsequent KINS Business Combination (the “KINS Closing”) In connection with the KINS Closing, KINS was renamed CXApp Inc. (“New CXApp”). Pursuant to the KINS Transaction Agreements, Inpixon contributed to CXApp cash and certain assets and liabilities constituting the Enterprise Apps Business, including certain related subsidiaries of Inpixon, to CXApp (the “CXApp Contribution”). In consideration for the CXApp Contribution, CXApp issued to Inpixon additional shares of CXApp common stock such that the number of shares of CXApp common stock then outstanding equaled the number of shares of CXApp common stock necessary to effect the KINS Distribution. Pursuant to the KINS Distribution, Inpixon shareholders as of the KINS Record Date received one share of CXApp common stock for each share of Inpixon common stock held as of such date. Pursuant to the KINS Merger Agreement, each share of Legacy CXApp common stock was thereafter exchanged for the right to receive 0.09752221612415190 of a share of New CXApp Class A common stock (with fractional shares rounded down to the nearest whole share) and 0.3457605844401750 of a share of New CXApp Class C common stock (with fractional shares rounded down to the nearest whole share). New CXApp Class A common stock and New CXApp Class C common stock are identical in all respects, except that New CXApp Class C common stock is not listed and will automatically convert into New CXApp Class A common stock on the earlier to occur of (i) the 180th day following the closing of the KINS Merger and (ii) the day that the last reported sale price of New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger. Upon the closing of the KINS Business Combination, Inpixon’s existing securityholders held approximately 50.0% of the shares of New CXApp common stock outstanding. The Enterprise Apps Spin-off was expected to be tax-free to Inpixon and its stockholders for U.S. federal income tax purposes. If the Business Combination with XTI is completed, the Enterprise Apps Spin-off would become taxable to Inpixon.

On March 15, 2023, New CXApp began regular-way trading on NASDAQ under the ticker symbol “CXAI.” Inpixon continues to trade under the ticker symbol “INPX.”

Effective as of October 7, 2022, we effected a reverse stock split of our authorized and issued and outstanding common stock at a ratio of 1-for-75, for the purpose of complying with Nasdaq Listing Rule 5550(a)(2).

On December 21, 2023, in connection an internal reorganization, and pursuant to the terms of a contribution agreement, we agreed to contribute and assign to Grafiti LLC, a newly formed wholly-owned subsidiary of the Company, the assets and liabilities primarily relating to our Saves, Shoom and Game Your Game business, including but not limited to 100% of the equity interests of Inpixon India, Grafiti GmbH (previously Inpixon Gmbh) and Game Your Game, Inc., and excluding Inpixon Limited, in exchange for 100% of the equity interests of Grafiti LLC.

On December 27, 2023, we transferred all of the outstanding common shares of Grafiti Holding, Inc. to the Trust in connection with the Grafiti Spin-off.

Corporate Information

We currently have two direct operating subsidiaries: (i) Grafiti LLC (100% ownership) based in Palo Alto, California; and (ii) Inpixon GmbH, previously Nanotron Technologies GmbH, (100% ownership) based in Berlin, Germany. In addition, Grafiti GmbH, previously Inpixon GmbH based in Ratigen, Germany (100% ownership), Inpixon India based in Hyderbad, India (82.5% ownership), and Game Your Game, Inc., based in Palo Alto, CA (75% ownership) are indirect subsidiaries of the Company and subsidiaries of Grafiti LLC. Active Mind Technology Ltd. and Active Mind Technology R&D, both based in Galway, Ireland, are indirect subsidiaries of the Company and the wholly-owned subsidiaries of Game Your Game Inc. IntraNav GmbH, based in Eschborn, Germany (“IntraNav”) is an indirect subsidiary of the Company and the wholly-owned subsidiary of Inpixon GmbH (previously Nanotron Technologies GmbH).

Our principal executive offices are located at 405 Waverley St., Palo Alto, CA 94301, and our telephone number is (408) 702-2167. Our subsidiaries maintain offices in Hyderabad, India, Berlin Germany, Ratingen, Germany and Eschborn, Germany. Our Internet website is www.inpixon.com. The information on, or that can be accessed through, our website is not part of this report, and you should not rely on any such information in making any investment decision relating to our common stock.

The Offering

Securities offered by the Selling Stockholders	Warrants to purchase up to 49,131,148 shares of common stock and 49,131,148 Warrant Shares issuable upon exercise of the Warrants.

Shares of common stock outstanding immediately prior to this offering	194,298,358 shares.

Terms of this offering	The Selling Stockholders will determine when and how to sell the securities offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the Warrants or the Warrant Shares in this offering. However, we will receive proceeds from the exercise of the Warrants by the Selling Stockholders to the extent they are exercised for cash. In the event we receive proceeds from the cash exercise of the Warrants, we intend to use the aggregate net proceeds from the exercise of the Warrants for general corporate purposes, including working capital. See the sections titled “Use of Proceeds” and “Selling Stockholders” for additional information.

Nasdaq Capital Market symbol	INPX

Reverse stock split	Our Board of Directors and stockholders have approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock at an exchange ratio between one-for-two and one-for two-hundred with our Board of Directors retaining the discretion as to whether to implement the reverse split and the exact exchange ratio to implement. We anticipate that following the effectiveness of the registration statement of which this prospectus forms a part, and in connection with the closing of the transaction contemplated by the XTI Merger Agreement, our Board of Directors will determine the reverse stock split ratio (“Inpixon Reverse Split”). Except where specifically noted, all information in this prospectus does not give effect to any Inpixon Reverse Split.

Risk factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See the section entitled “Risk Factors” of this prospectus and the section entitled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our securities.

Unless otherwise indicated, the number of shares of our common stock outstanding prior to this offering is based on 194,298,358 shares of common stock outstanding as of January 30, 2024, and excludes as of such date:

●	9 shares of common stock issuable upon the exercise of outstanding stock options under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $83,037,950.50 per share;

●	105,384 shares of common stock issuable upon the exercise of outstanding stock options under the Company’s 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $63.97 per share;

●	62,015,945 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan and any other additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

●	34 shares of common stock issuable upon the exercise of warrants originally issued in January of 2019 at an exercise price of $11,238.75 per share;

●	73 shares of common stock issuable upon the exercise of Series A warrants originally issued in August of 2019 at an exercise price of $936.56 per share;

●	3,846,153 shares of common stock issuable upon the exercise of warrants at an exercise price of $5.85 per share;

●	91,868,852 shares of common stock issuable upon the exercise of warrants at an exercise price equal to the lower of (i) $0.26 per share and (ii) 90% of the lowest VWAP of the common stock for the five trading days immediately prior to the date on which a notice of exercise is submitted to the Company (the “Adjusted Exercise Price”); provided, however, that the exercise price shall not be less than $0.10; and provided further that any exercise at an Adjusted Exercise Price will be subject to the Company’s consent unless the trading price of the common stock as of the time the notice of exercise is delivered to the Company is at least 10% or more above the prior trading day’s Nasdaq Official Closing Price;

●	49,131,148 shares of common stock issuable upon the exercise of warrants at an exercise price equal to $0.07324 per share; provided, however, that the Company may, subject to applicable rules and regulations of the Nasdaq Stock Market, reduce the exercise price to $0.0513 per share;

●	1 share of common stock issuable upon the conversion of 1 outstanding share of Series 4 Convertible Preferred Stock, at a conversion price of $16,740.00 per share;

●	12 shares of common stock issuable upon conversion of 126 outstanding shares of Series 5 Convertible Preferred Stock, at a conversion price of $11,238.75 per share; and

●	any additional shares of common stock issued after January 30, 2024, including upon conversion or exercise of securities convertible or exercisable for shares of common stock.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus and the documents incorporated by reference, including the risks identified under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022; our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023; and our Proxy Statement/Prospectus on Form S-4, originally filed with the SEC on August 14, 2023, as amended on October 6, 2023 and November 7, 2023. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to this Offering and our Securities

Our common stock may be delisted from the Nasdaq Capital Market which could negatively impact the price of our common stock, liquidity and our ability to access the capital markets.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “INPX.” The listing standards of the Nasdaq Capital Market provide that a company, in order to qualify for continued listing, must maintain a minimum stock price of $1.00 and satisfy standards relative to minimum stockholders’ equity, minimum market value of publicly held shares and various additional requirements. If the Nasdaq Stock Market LLC, or Nasdaq, delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:

●	limited availability of market quotations for our securities;

●	a determination that the common stock is a “penny stock” which would require brokers trading in the common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of common stock;

●	a limited amount of analyst coverage, if any; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Delisting from the Nasdaq Capital Market could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

On April 14, 2023, Nasdaq notified us that for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). In accordance with Listing Rule 5810(c)(3)(A), we were provided 180 calendar days, or until October 11, 2023, to regain compliance with the minimum bid price requirement. We were not able to regain compliance within this 180-day period; however, on October 12, 2023, we received notice from Nasdaq that we were granted an additional 180 calendar days, or until April 8, 2024, to regain compliance with the minimum bid price requirement.

However, on November 9, 2023, we received notice (the “November 9 Letter”) from Nasdaq that Nasdaq had determined that as of November 8, 2023, our securities had a closing bid price of $0.10 or less for ten consecutive trading days triggering application of Listing Rule 5810(c)(3)(A)(iii) which states in part: if during any compliance period specified in Rule 5810(c)(3)(A), a company’s security has a closing bid price of $0.10 or less for ten consecutive trading days, the Listing Qualifications Department shall issue a Staff Delisting Determination under Rule 5810 with respect to that security (the “Low Priced Stocks Rule”). As a result, the Staff has issued a letter notifying us of its determination to delist our securities from Nasdaq effective as of the opening of business on November 20, 2023, unless we requested an appeal of the Staff’s determination on or prior to November 16, 2023, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.

We have requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the determination described in the November 9 Letter and to address compliance with the Low-Priced Stocks Rule and such hearing was scheduled for February 6, 2024. We may cure the bid price deficiency to regain compliance with the Low Priced Stock Rule by effecting a reverse stock split to increase the price per share of its common stock. A reverse stock split also would be expected to allow us to regain compliance with the minimum bid price requirement. At a special meeting of stockholders held on September 29, 2023, we obtained the necessary stockholder approval of an amendment to our articles of incorporation to effect a reverse stock split of our outstanding common stock, at a ratio between 1-for-2 and 1-for-50 (the “Reverse Split Ratio”), to be determined at the discretion of our board of directors. At a special in lieu of annual meeting held on December 8, 2023, our stockholders approved an increase in the maximum range of the Reverse Split Ratio to 1-for-200. We also intend to seek an increase in the Reverse Split Ratio for the purpose of satisfying the bid price requirements applicable for initial listing applications in connection with the closing of the XTI transaction. The proposed transaction between us and XTI is anticipated to close prior to the end of this year and as a result, we expect that we will be able to cure the bid price deficiencies in connection with the closing of the XTI transaction. While the appeal process is pending, the suspension of trading of our common stock will be stayed and our common stock will continue to trade on the Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision. There are no assurances that a hearing would be granted, that a favorable decision would be obtained from the Panel if a hearing is held or that the undertaking of a reverse stock split or the effectiveness of a reverse stock split will enable us to maintain the listing of our common stock on the Nasdaq Capital Market.

If our shares of common stock lose their status on Nasdaq, we believe that they would likely be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by OTC Markets Group Inc., commonly referred to as the Pink Open Market and we may also qualify to be traded on their OTCQB market (The Venture Market). These markets are generally not considered to be as efficient as, and not as broad as, Nasdaq. Selling our shares on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our shares are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock or even holding our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock.

If the Selling Stockholders sell significant amounts of our common stock, or the perception exists that these sales could occur, such events could cause our common stock price to decline.

This prospectus covers the resale from time to time by the Selling Stockholders of up to 49,131,148 Warrant Shares, or 20.2% of our total outstanding shares of common stock as of January 30, 2024. If the Selling Stockholders sells significant amounts of our common stock following the effectiveness of the registration statement of which this prospectus is a part, the market price of our common stock could decline. Further, the perception of these sales could impair our ability to raise additional capital through the sale of our equity securities.

In addition, the initial exercise price per share of the Warrants is equal to $0.07324; provided, however, that we may, subject to applicable rules and regulations of the Nasdaq Stock Market, reduce the exercise price to $0.0513 per share of common stock. To the extent the Warrants are exercised, the resulting issuance of shares may cause the market price of our common stock to decline, which would further hamper our ability to satisfy the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) as well as the Low Priced Stock Rule. However, we intend to regain compliance with these rules by implementing a reverse stock split, which would also adjust the exercise price of the Warrants proportionately.

There may be future sales or other dilution of our equity securities, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. After this offering, the market price of our common stock could decline as a result of sales of our common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.

To the extent we offer shares of our common stock or securities convertible into shares of our common stock in the future, you may experience dilution.

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in previous offerings and issuances. In the event that the outstanding options or warrants are exercised or settled, or that we make additional issuances of common stock or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid in previous offerings, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase shares of common stock in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions, may be higher or lower than the price per share in previous offerings. As a result, purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell at prices significantly below the price at which they invested.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan and complete prospective acquisitions;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock;

●	operating results that fall below expectations;

●	changes in our capital structure;

●	costs associated with our acquisitions of companies, assets and technologies;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies or news relating to such technologies;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	the development and sustainability of an active trading market for our common stock; and

●	any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We may be a party to claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business.

Additionally, we are and we may be made a party to future claims resulting from our proposed business combinations. For example, two lawsuits were previously filed against us and our directors alleging that we filed a purportedly misleading Form S-4 on August 14, 2023 that omitted material information regarding the process leading to the XTI Proposed Transaction and the analysis performed by our financial advisor in connection with such transaction. The suits asserted claims under Section 14(a) and Section 20 of the Exchange Act and sought injunctive relief, damages, costs, attorneys’ fees, and other relief. Those suits were later voluntarily dismissed. We have also received demand letters from multiple purported Inpixon shareholders alleging that the Form S-4 omits or misstates material information regarding similar topics as alleged in the dismissed lawsuits, as well as material information pertaining to other topics, including information pertaining to the compensation and business or financial relationships of our financial advisor for the proposed transaction. The letters demand that we make supplemental disclosures to correct the alleged misstatements and omissions. It is possible that we may be named in additional suits or receive additional demand letters containing similar allegations or asserting additional allegations or claims regarding the XTI Proposed Transaction.

Moreover, on December 6, 2023, Xeriant, Inc. (“Xeriant”) filed a complaint against XTI, along with two unnamed companies and five unnamed persons, in the United States District Court for the Southern District of New York.  The complaint was amended without leave of court on January 31, 2024 to add claims against us (the “Xeriant Matter”). While the court has not yet granted leave to file the proposed amended complaint, the Xeriant Matter alleges that XTI induced Xeriant to enter a May 31, 2021 joint venture agreement pertaining to the development of the TriFan 600 aircraft and to invest more than $5 million in the joint venture based on purported misrepresentations regarding the stage of development, estimated cost of completion for the project, amount of committed preorders for the aircraft, XTI’s future merger plans, and other issues.  Xeriant further alleges that it owns a 50% interest in the TriFan 600 technology, that XTI is obligated pursuant to a May 17, 2022 letter agreement to issue stock to Xeriant and incur other obligations if XTI consummates a transaction with us within a year, and that XTI made misrepresentations to Xeriant regarding the status of merger discussions and is liable under the letter agreement and for alleged misrepresentations. The Xeriant Matter appears to allege that we are jointly liable with XTI and asserts claims for breach of contract, intentional fraud, fraudulent concealment, quantum meruit, unjust enrichment, unfair competition/deceptive business practices, misappropriation of confidential information, misappropriation of ideas, misappropriation of skill, and seeks damages purportedly in excess of $500 million, injunctive relief to stay or unwind the XTI Proposed Transaction and prevent further transfer or alleged misuse of the intellectual property at issue, the imposition of a royalty obligation, and such other relief as deemed appropriate by the court.  The case is in its early stages, no discovery with respect to Inpixon has occurred, and we are unable to estimate the likelihood or magnitude of a potential adverse judgment.

Regardless of the merits of any particular claim, such actions may create uncertainty relating to the merger, or delay or enjoin the merger, and responding to such actions could divert time, resources and management’s attention away from Inpixon’s or XTI’s business operations, as applicable, and we may incur significant expenses in defending these lawsuits or other similar lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could have a material adverse effect on our financial condition, operating results and cash flows. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as deductibles and caps on amounts of coverage. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to coverage for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our available insurance coverage for a particular claim.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of some of the terms of our securities, our organizational documents and Nevada law. The descriptions in this prospectus and of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The below does not give effect to an Inpixon Reverse Split.

Common Stock

Under our articles of incorporation, as amended, we are authorized to issue up to 500,000,000 shares of common stock, par value $0.001 per share. As of January 30, 2024, 194,298,358 shares of common stock were issued and outstanding.

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by the Public Offering Prospectus will also be fully paid and non-assessable.

Preferred Stock

Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

Conversion Price Adjustment

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Series 4 Convertible Preferred Stock

Our board of directors designated 10,415 shares of preferred stock as Series 4 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 4 Preferred). As of January 30, 2024, there was one share of Series 4 Preferred outstanding convertible into one share of common stock. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series 4 Preferred are entitled to receive distributions out of our assets, whether capital or surplus, of the same amount that a holder of common stock would receive if the Series 4 Preferred were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock.

Dividends. Holders of the Series 4 Preferred are entitled to receive dividends equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of Series 4 Preferred.

Conversion. Each share of Series 4 Preferred is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing the stated value of $1,000 by the conversion price equal to the current conversion price of $16,740.00 per share (subject to adjustment described below).

Anti-Dilution Protection. The Series 4 Preferred contain an anti-dilution protection feature, to adjust the conversion price if shares of common stock are sold or issued for a consideration per share less than the conversion price then in effect (subject to certain exemptions), provided, that the conversion price will not be less than $16,740.00. The current conversion price is $16,740.00.

Series 5 Convertible Preferred Stock

Our board of directors designated 12,000 shares of preferred stock as Series 5 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 5 Preferred). As of January 30, 2024, there were 126 shares of Series 5 Preferred outstanding convertible into 12 shares of common stock. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Conversion. Each share of Series 5 Convertible Preferred Stock will be convertible at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Series 5 Convertible Preferred Stock by a conversion price of $11,238.75 per share. In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications. Subject to limited exceptions, a holder of the Series 5 Convertible Preferred Stock will not have the right to convert any portion of the Series 5 Convertible Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% (subject to adjustment to up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us) of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our common stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock, then, upon any subsequent conversion of the Series 5 Convertible Preferred Stock, the holders of the Series 5 Convertible Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series 5 Convertible Preferred Stock.

Dividends. Holders of Series 5 Convertible Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of common stock.

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, the Series 5 Convertible Preferred Stock has no voting rights.

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series 5 Convertible Preferred Stock will be entitled to receive out of our assets, whether capital or surplus, the same amount that a holder of common stock would receive if the Series 5 Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to common stock, which amounts shall be paid pari passu with all holders of common stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series 5 Convertible Preferred Stock. Shares of Series 5 Convertible Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Warrants

As of January 30, 2024, there were warrants outstanding to purchase a total of 144,846,226 shares of our common stock, which expire between 2024 and 2028. Each of these warrants entitles the holder to purchase one share of common stock at current prices ranging from $0.07324 to $936.56 per share.

May 2023 Warrants

On May 15, 2023, we entered into a Warrant Purchase Agreement (as amended on June 20, 2023, the “Warrant Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which we agreed to issue and sell in a private placement (the “Private Placement”) up to an aggregate of 150,000,000 warrants (as amended, the “May 2023 Warrants”) to purchase shares of our common stock at an offering price of $0.01 per May 2023 Warrant (the “Per Warrant Purchase Price”). The Warrant Purchase Agreement and the May 2023 Warrants were amended pursuant to an amendment agreement, dated as of June 20, 2023 (the “Amendment”), by and between us and the holders of the then outstanding May 2023 Warrants. The May 2023 Warrants may not be exercised to the extent such exercise would cause its holder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of the Company’s then outstanding common stock following such exercise.

As of January 30, 2024, there were outstanding May 2023 Warrants to purchase up to 91,868,852 shares of common stock with an exercise price of $0.07324 per share.

Exercisability and Redemption. Each May 2023 Warrant is exercisable for one share of common stock and expires one year from the issuance date (the “Termination Date”) unless extended by the Company with the consent of the May 2023 Warrant holder. Pursuant to the terms of the May 2023 Warrants, at any time prior to the Termination Date, the Company may, in its sole discretion, redeem any portion of a May 2023 Warrant that has not been exercised, in cash, at the Per Warrant Purchase Price, plus all liquidated damages and other costs, expenses or amounts due in respect of the May 2023 Warrants (the “Redemption Amount”) upon five Trading Days’ written notice to the May 2023 Warrant holder (the “Redemption Date”). On the Termination Date, the Company will be required to redeem any portion of the May 2023 Warrants that has not been exercised or redeemed prior to such date through payment of the Redemption Amount in cash. The Company will be required to pay any Redemption Amount within five Trading Days after the Redemption Date or the Termination Date, as applicable.

Forced Exercise. Subject to the satisfaction of certain conditions set forth in the May 2023 Warrants during a period of seven consecutive Trading Days (the “Measurement Period”), the Company may, within one Trading Day of the end of such Measurement Period (the “Forced Exercise Eligibility Date”), force the holder to exercise its May 2023 Warrants into up to such aggregate number of shares equal to 25% of the quotient obtained by dividing the Traded Value (as defined in the May 2023 Warrants) by the exercise price then in effect (less any shares voluntarily exercised by the holder during such Measurement Period or at any time thereafter and prior to the applicable Forced Exercise Date (as defined in the May 2023 Warrants) (the “Maximum Forced Exercise Share Amount”) as designated in the applicable Forced Exercise Notice (as defined in the May 2023 Warrants) (each, a “Forced Exercise”). Following any Forced Exercise, a minimum of seven Trading Days must elapse after the Forced Exercise Date prior to the Company sending the Holders a new Forced Exercise Notice. The Company’s right to a Forced Exercise shall be exercised ratably among the May 2023 Warrant holders based on each Holder’s initial purchase of May 2023 Warrants.

Exercise Standstill. A holder of May 2023 Warrants will not be permitted to exercise their warrants upon two Trading Days’ written notice from us to the holders (the “Exercise Standstill”) in connection with an offering of our common stock or common stock equivalents that results in gross proceeds to us in excess of $1,000,000 for such period of time as set forth in such written notice. Each holder will only be subject to the Exercise Standstill to the extent that the holders of the other May 2023 Warrants are also bound to the Exercise Standstill.

Transferability. A May 2023 Warrant may be transferred at the option of the holder upon surrender of the May 2023 Warrants to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the May 2023 Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market. There is no established trading market for any of the May 2023 Warrants, and we do not expect a market to develop. We have not applied for a listing for any of the May 2023 Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the May 2023 Warrants is limited.

Rights as a Stockholder. Except as otherwise provided in the May 2023 Warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of May 2023 Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such May 2023 Warrant holders exercise their May 2023 Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the May 2023 Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person whereby the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the May 2023 Warrants will be entitled to receive upon exercise of the May 2023 Warrants prior to the occurrence of the fundamental transaction, the kind and amount of securities, cash or other property receivable by a holder of the corresponding amount of shares of common stock for which the warrant is being exercised immediately prior to such fundamental transaction.

Participation in Future Financings. The holders of the May 2023 Warrants are entitled to participate in certain subsequent equity financings by the Company, from the effective date of the Amendment until the earlier of (a) the 12-month anniversary of the closing date of the sale of the May 2023 Warrants (the “Closing Date”) or (b) the date on which a holder’s May 2023 Warrant has been redeemed in full or such holder otherwise no longer beneficially owns any May 2023 Warrants, on a pro-rata basis (with respect to other participating holders and the Subscription Amount (as defined in the Warrant Purchase Agreement) of May 2023 Warrants purchased by them on the Closing Date) in up to an aggregate amount equal to 20% of such financing.

Waivers and Amendments. No term of the May 2023 Warrants may be amended or waived without the written consent of the holders of a majority of the then outstanding May 2023 Warrants (based on the number of warrant shares then underlying such May 2023 Warrants), provided that if any amendment, modification or waiver disproportionately and adversely impacts a holder (or group of holders), the consent of such disproportionately impacted holder (or group of holders) shall also be required.

October 2022 Warrants

On October 18, 2022, we entered into a securities purchase agreement with an institutional investor named therein (the “Investor”), pursuant to which, among other things, we issued warrants to purchase up to 3,846,153 shares of Common Stock (the “October 2022 Warrants”). The October 2022 Warrants have an exercise price of $5.85 per share. Each October 2022 Warrant is exercisable for one share of common stock and expires five years from the issuance date. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability. The October 2022 Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s October 2022 Warrants to the extent that the holder would own more than 4.99% of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s October 2022 Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the October 2022 Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise. If, at the time a holder exercises its October 2022 Warrants, a registration statement registering the issuance of the shares of common stock underlying the October 2022 Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the October 2022 Warrants.

Transferability. An October 2022 Warrant may be transferred at the option of the holder upon surrender of the October 2022 Warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the October 2022 Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market. There is no established trading market for any of the October 2022 Warrants, and we do not expect a market to develop. We have not applied for a listing for any of the October 2022 Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the October 2022 Warrants is limited.

Rights as a Stockholder. Except as otherwise provided in the October 2022 Warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of October 2022 Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such October 2022 Warrant holders exercise their October 2022 Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the October 2022 Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person whereby the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the October 2022 Warrants will be entitled to receive upon exercise of the October 2022 Warrants prior to the occurrence of the fundamental transaction, the kind and amount of securities, cash or other property receivable by a holder of the corresponding amount of shares of common stock for which the warrant is being exercised immediately prior to such fundamental transaction.

Waivers and Amendments. No term of the October 2022 Warrants may be amended or waived without the written consent of the holders of a majority of the then outstanding October 2022 Warrants (based on the number of warrant shares then underlying such October 2022 Warrants), provided that if any amendment, modification or waiver disproportionately and adversely impacts a holder (or group of holders), the consent of such disproportionately impacted holder (or group of holders) shall also be required.

August 2019 Series A Warrants

In connection with an underwriting agreement dated August 12, 2019, we issued Series A warrants to purchase shares of common stock. As of January 30, 2024, there were outstanding Series A warrants to purchase up to 73 shares of common stock at an exercise price of $936.56 per share.

Exercisability. The Series A warrants are exercisable at any time after their original issuance and expire on the fifth anniversary of the original issuance date. The Series A warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Series A warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. A holder will not have the right to exercise any portion of the Series A warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, up to 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Series A warrants had an initial exercise price of $0.2775 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at the time a holder exercises its Series A warrants, a registration statement registering the issuance of the shares of common stock underlying the Series A warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series A warrants. In addition, the Series A warrants also provide that, beginning on the earlier of the date that is 30 days after the public announcement of the pricing of these warrants’ offering or the date on which a total of more than 60,000,000 shares of our common stock (subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications) have traded since the public announcement of the pricing of such offering, the Series A warrants may be exercised at the option of the holder on a cashless basis, in whole or in part for all of the shares that would be received upon cash exercise, if on the date of exercise, the volume weighted average price of our common stock is lower than three times the then applicable exercise price per share.

Transferability. Subject to applicable laws, the Series A warrants may be offered for sale, sold, transferred or assigned without our consent.

Fractional Shares. No fractional shares of common stock will be issued in connection with the exercise of a Series A warrant. In lieu of fractional shares, we will pay the holder, at our election, either an amount of cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exchange Listing. There is no established trading market for the Series A warrants and we do not expect a market to develop. We have not applied for the listing of the Series A warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Series A warrants is limited.

Fundamental Transactions. If we effect a fundamental transaction, then upon any subsequent exercise of the Series A warrants, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s common stock or of our common stock, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which the Series A warrants are exercisable immediately prior to such fundamental transaction. A fundamental transaction means: (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another entity; (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions; (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another party) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock; (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property; or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another party whereby such other party or group acquires more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the other party making or party to, or associated or affiliated with the other parties making or party to, such stock or share purchase agreement or other business combination). Any successor to us or surviving entity shall assume the obligations under the Series A warrants and shall, at the option of the holder, deliver to the holder in exchange for the Series A warrant a security of the successor entity which is exercisable for a corresponding number of shares of capital stock of such successor entity equivalent to the shares of common stock acquirable and receivable upon exercise of the Series A warrant prior to such fundamental transaction, and with an exercise price which applies the exercise price under the Series A warrant to such shares of capital stock (but taking into account the relative value of the shares of common stock pursuant to such fundamental transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Series A warrant immediately prior to the consummation of such fundamental transaction). In addition, as further described in the Series A warrants, in the event of any fundamental transaction, the holders of the Series A warrants will have the right to require us to purchase the Series A warrants for an amount in cash equal to the value of the Series A warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable fundamental transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable fundamental transaction and the termination date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the trading day immediately following the public announcement of the applicable fundamental transaction (determined utilizing a 365 day annualization factor), (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such fundamental transaction and (ii) the highest VWAP (as defined in the Series A warrant) during the period beginning on the trading day immediately preceding the announcement of the applicable fundamental transaction and ending on the trading day immediately preceding the consummation of the applicable fundamental transaction, (D) a remaining option time equal to the time between the date of the public announcement of the applicable fundamental transaction and the termination date and (E) a zero cost of borrow (“Black Scholes Value”), provided, however, if the fundamental transaction is not within our control, including not approved by our board of directors, the holders shall only be entitled to receive from the Company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value) of the unexercised portion of the Series A warrant, that is being offered and paid to the holders of common stock of the Company in connection with the fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Series A warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Series A warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series A warrant.

Waivers and Amendments. No term of the Series A warrants may be amended or waived without the written consent of the holders of at least two-thirds of the then outstanding Series A warrant (based on the number of warrant shares then underlying such Series A warrants), provided that if any amendment, modification or waiver disproportionately and adversely impacts a holder (or group of holders), the consent of such disproportionately impacted holder (or group of holders) shall also be required.

Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Our articles of incorporation, our bylaws and the Nevada Revised Statutes contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our articles of incorporation, bylaws and Nevada Revised Statutes that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

We are currently authorized to issue a total of 5,000,000 shares of preferred stock. Our articles of incorporation provide that the board of directors may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Filling Vacancies

Our bylaws establish that the board shall be authorized to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board is also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws may make it difficult for our stockholders to remove one or more of our directors. Our bylaws provide that the entire board of directors, or any individual director, may be removed from office at any special meeting of stockholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Furthermore, according to our bylaws, no director may be removed (unless the entire board is removed) when the votes cast against removal or not consenting in writing to such removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote, were voted) and the entire number of directors authorized at the time of the directors’ most recent election were then being elected. Our bylaws also provide that when, by the provisions of our articles of incorporation, the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws and articles of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Stockholder Proposals

Except to the extent required under applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of stockholders.

Amendments to Articles of Incorporation and Bylaws

Our articles of incorporation give both the directors and the stockholders the power to adopt, alter or repeal the bylaws of the corporation. Any adoption, alteration, amendment, change or repeal of the bylaws by the stockholders requires an affirmative vote by a majority of the outstanding stock of the company. Any bylaw that has been adopted, amended, or repealed by the stockholders may be amended or repealed by the board, except that the board shall have no power to change the quorum for meetings of stockholders or of the board or to change any provisions of the bylaws with respect to the removal of directors or the filling of vacancies in the board resulting from the removal by the stockholders. Any proposal to amend, alter, change or repeal any provision of our articles of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for that purpose.

Nevada Statutory Provisions

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law, which applies to any acquisition of a controlling interest in an “issuing corporation.” In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an “issuing corporation” (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power. Further, an “acquiring person” (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror’s statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders. In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the “control shares” (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an “issuing corporation”, and (ii) dissenter’s rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares.

We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder”, subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Capital Market Listing

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “INPX.”

WARRANT EXERCISE INDUCEMENT AND PRIVATE PLACEMENT

On December 15, 2023, the Company entered into warrant inducement letter agreements (the “Inducement Agreements”) with the Selling Stockholders as the holders (referred to herein as the “Holders” ) of the Common Stock Purchase Warrants issued by the Company on May 17, 2023 and transferred on December 15, 2023, as applicable (as amended on June 20, 2023, the “Existing Warrants”).

Pursuant to the Inducement Agreements, in consideration for the Holders exercising an aggregate of 49,131,148 Existing Warrants (the “Warrant Exercise” and such shares of common stock to be issued upon the exercise of the Existing Warrants, the “Exercised Shares”), the Company agreed to (a) reduce the exercise price for the Exercised Shares from $0.10 to $0.0513 per share (the “New Exercise Price”), which is equal to a 30% discount to the average closing price of the Company’s common stock (as reflected on Nasdaq.com) for the five trading days prior to the execution of the Inducement Agreements, such that the Exercised Shares will be exercised at the New Exercise Price, and (b) issue, upon delivery of the aggregate exercise price for the Exercised Shares, the Holders new unregistered Common Stock Purchase Warrants (the “New Warrants,” which are also referred to herein as the “Warrants”) to purchase up to a number of shares (the “New Warrant Shares”) of common stock of the Company equal to 100% of the number of Exercised Shares, exercisable five years from their issuance date with an exercise price per share as described below, provided, however, that the New Warrants will not be exercisable until the approval of the shareholders of the Company as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) with respect to the issuance of shares of our common stock underlying the New Warrants (the “Shareholder Approval”), provided, however, that if after consultation with the Nasdaq Stock Market it is determined that Shareholder Approval is not required for the exercise of the New Warrants (on the basis that Shareholder Approval was obtained on December 8, 2023 via the future financing proposal that was approved for the potential issuances of shares of common stock pursuant to one or more potential non-public transactions in accordance with Nasdaq Listing Rule 5635(d)), such New Warrants will be exercisable at any time on or after the date on which the Company has provided notice of such determination to the Holders.

The exercise price per share of the New Warrants is equal to $0.07324 (the “Exercise Price”); provided, however, that the Company may, subject to applicable rules and regulations of the Nasdaq Stock Market, reduce the Exercise Price to $0.0513 per share of common stock.

The closing of the transactions contemplated by the Inducement Agreements (i.e., the delivery of the aggregate exercise price for the Exercised Shares and the issuances of the Exercised Shares and the New Warrants) occurred on December 19, 2023. The Company received gross proceeds from the exercise of the Existing Warrants of $2,520,427.88, prior to deducting fees to the Placement Agent (as defined below) and estimated expenses. The Company intends to use the net proceeds for working capital and general corporate purposes.

The Company engaged Joseph Gunnar & Co., LLC as the exclusive placement agent (the “Placement Agent”) in connection with the Inducement Agreements pursuant to an engagement agreement, dated December 13, 2023, by and between the Company and the Placement Agent, and agreed to pay the Placement Agent a cash fee equal to 5.5% of the aggregate gross proceeds received from the Holders’ exercise of their Existing Warrants in the Warrant Exercise and to reimburse the Placement Agent up to $25,000 for expenses (inclusive of legal fees) in connection therewith.

The shares of common stock issuable upon exercise of the Existing Warrants were originally registered pursuant to an effective registration statement on Form S-1 (Registration No. 333-272904) (the “Resale Registration Statement”). The Company agreed to maintain the effectiveness of the Resale Registration Statement until such time as all Existing Warrants have been exercised or expired. The New Warrants were sold in a private placement, exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

The New Warrants contain standard adjustments to the Exercise Price including for stock splits and reclassifications. The New Warrants also include certain rights upon “fundamental transactions” as described in the New Warrants.

The New Warrants include cashless exercise rights to the extent the shares of common stock underlying the New Warrants are not registered under the Securities Act.

Under the Inducement Agreements, to the extent required under the rules and regulations of the Nasdaq Stock Market, the Company agreed to hold a special or annual meeting of shareholders no later than the 90th calendar date following the date of the Inducement Agreements for the purpose of seeking the Shareholder Approval.

Additionally, under the Inducement Agreements, the Company agreed to, as soon as practicable (and in any event, on or prior to March 31, 2024), to the extent there is not a registration statement covering the resale of the New Warrant Shares that is effective under the Securities Act, file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by the Holders of the New Warrant Shares issuable upon exercise of the New Warrants; to use commercially reasonable efforts to cause such registration statement to become effective no later than the later of (i) 30 days following the filing thereof and (ii) 120 days following the date of the Inducement Agreements; and to keep such registration statement effective at all times until no Holders owns any New Warrants. In addition to the foregoing, to the extent there is not a registration statement covering the resale of the New Warrant Shares that is effective under the Securities Act, if at any time following the date of the Inducement Agreements the Company proposes for any reason to register any shares of common stock under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8 (or a similar or successor form) or a shelf registration statement on Form S-3) with respect to an offering of common stock by the Company for its own account or for the account of any of its stockholders, the Company agreed, at each such time, to promptly give written notice to the holders of the New Warrants of its intention to do so and, to the extent permitted under the provisions of Rule 415 under the Securities Act, include in such registration statement the resale of all New Warrant Shares with respect to which the Company has received written requests for inclusion therein; provided, however, that such piggyback registration rights expire one year after the issuance of the New Warrants.

Under the terms of the New Warrants, a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed either 4.99% or 9.99%, at such holder’s election, of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Warrants or the Warrant Shares by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants by the Selling Stockholders to the extent they are exercised for cash. We estimate that the maximum proceeds that we may receive from the exercise of the Warrants, assuming all the Warrants are fully exercised on a cash basis at the initial Exercise Price of $0.07324, will be approximately $3,598,365; provided, however, that if we reduce the Exercise Price to $0.0513 in accordance with the terms of the Warrants, we will receive less proceeds, if any, than the foregoing estimate. If all of the Warrants are exercised on a cash basis at the reduced Exercise Price, then we would receive approximately $2,520,428 in cash proceeds. In addition, we do not know whether any of the Warrants will be exercised or, if any of the Warrants are exercised, when they will be exercised. It is possible that the Warrants will expire and never be exercised.

We will retain broad discretion over the use of the net proceeds to us from the exercise of the Warrants. Unless otherwise provided in the applicable prospectus supplement, we currently expect to use the aggregate net proceeds from the exercise of the Warrants, if any, primarily for working capital, general corporate purposes and in furtherance of our corporate strategy which may include investing in, acquiring businesses or technologies or other strategic transactions to facilitate our long term growth, increase our revenues, enhance our technology and product offerings, expand our verticals and/or our international presence and global footprint or enhance our shareholder value. The expected use of net proceeds from the exercise of the Warrants represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received from the exercise of the Warrants. Pending application of the net proceeds as described above, we may invest the net proceeds from the exercise of the Warrants, if any, in short-term, investment-grade, interest-bearing securities. The actual allocation of proceeds realized from the exercise of the Warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements.

The Selling Stockholders will pay any expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of their Warrants or Warrant Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Warrants and the Warrant Shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the Selling Stockholders we have identified herein, including their respective transferees, pledgees, donees and successors in interest, to offer for resale (i) Warrants to purchase 49,131,148 shares of our common stock and (ii) up to 49,131,148 Warrant Shares (assuming exercise of all Warrants).

For additional information regarding the issuance of the Warrants and the Warrant Shares, see “Warrant Exercise Inducement and Private Placement” above. We are registering the Warrants and the Warrant Shares in order to permit the Selling Stockholders to offer such securities for resale from time to time.

The registration of the sale of the Warrants and the Warrant Shares held by the Selling Stockholders does not mean that they will sell or otherwise dispose of all or any of those Warrants or Warrant Shares. The Selling Stockholders may sell or otherwise dispose of all, a portion or none of such securities from time to time. See “Plan of Distribution.” We do not know the number of Warrants or Warrant Shares, if any, that will be offered for sale or other disposition by the Selling Stockholders under this prospectus. Furthermore, the Selling Stockholders may have sold, transferred or disposed of the securities covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus. As a result, we cannot estimate the number of Warrants or Warrant Shares the Selling Stockholders will beneficially own after termination of sales under this prospectus. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of its securities since the date on which it provided information for the table below.

In accordance with the terms of the Inducement Agreements with the Selling Stockholders, this prospectus generally covers the resale of the maximum number of Warrant Shares issuable upon exercise of the Warrants issued pursuant to such Inducement Agreements, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants. This prospectus also covers the resale of the Warrants issued pursuant to the Inducement Agreements.

Except as otherwise described in this prospectus, the Selling Stockholders have not, or within the past three years has not had, any position, office or other material relationship with us or any of our affiliates. No Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

The table below sets forth certain information with respect to the Selling Stockholders, including (i) the name of each Selling Stockholder; (ii) the number of shares of our common stock beneficially owned by each Selling Stockholder before this offering; (iii) the maximum number of Warrant Shares being offered by each Selling Stockholder pursuant to this prospectus; and (iv) each Selling Stockholder’s beneficial ownership after completion of this offering, assuming that all of the Warrant Shares covered hereby (but no other securities, if any, held by such Selling Stockholder) are sold.

The table is based on information supplied to us by the Selling Stockholders or in Schedules 13G or 13D and other public documents filed with the SEC, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes information with respect to voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

The percentage of the Selling Stockholders’ ownership before and after this offering is based on 194,298,358 shares of common stock outstanding as of January 30, 2024.

Name and Address of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Percentage of Outstanding Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Offered by Selling Stockholders(1)	Warrants Offered by Selling Stockholders	Shares of Common Stock Beneficially Owned After this Offering(2)	Percentage of Outstanding Shares of Common Stock Beneficially Owned After this Offering(2)
Streeterville Capital, LLC(3)	9,785,576	4.91%	4,892,788	4,892,788	4,892,788	2.52%
Kantor Family Investments, Inc.(4)	20,676,195	9.99%	10,200,670	10,200,670	14,153,765	7.19%
Susan Kantor(5)	1,759,326	*	784,667	784,667	974,659	*
Howard Godofsky(6)	17,593,258	8.62%	7,846,669	7,846,669	9,746,589	4.97%
SmartNet Capital LLC(7)	3,325,125	1.70%	1,483,020	1,483,020	1,842,105	*
Kellie Price Rothman(8)	8,796,628	4.42%	3,923,334	3,923,334	4,873,294	2.50%
John Nash(9)	21,408,406	9.99%	20,000,000	20,000,000	20,000,000	8.98%

*	Represents beneficial ownership of less than 1%.

(1)	Assumes all Warrants are exercised at the initial Exercise Price of $0.07324.
(2)	We have assumed that the Selling Stockholders will not acquire beneficial ownership of any additional securities issued by us during this offering.

(3)	Includes, prior to this offering, (i) 4,892,788 shares of common stock issuable upon the exercise of the Warrants held by Streeterville Capital, LLC (“Streeterville”) and (ii) 4,892,788 shares of common stock held by Streeterville. John M. Fife has voting and dispositive power over shares held by Streeterville. The address of Streeterville is 303 East Wacker Drive, Suite 1040, Chicago, Illinois 60601.

(4)	Includes, prior to this offering, (i) 4,537,595 shares of common stock issuable upon the exercise of the Warrants held by Kantor Family Investments, Inc. (“Kantor”), (ii) 2,469,895 shares of common stock issuable upon the exercise of the Existing Warrants held by Kantor and (iii) 11,683,870 shares of common stock held by Kantor. The number of shares beneficially owned by Kantor prior to this offering excludes 3,678,240 shares of common stock issuable upon the exercise of the Warrants held by Kantor, which are subject to a 9.99% ownership blocker. Brian Kantor has voting and dispositive control over the shares held by Kantor. The address of Kantor is 21290 N.E. 23rd Ave., Miami, FL 33180.

(5)	Includes, prior to this offering, (i) 784,667 shares of common stock issuable upon the exercise of the Warrants held by Susan Kantor, (ii) 189,992 shares of common stock issuable upon the exercise of the Existing Warrants held by Ms. Kantor and 784,667 shares of common stock held by Ms. Kantor. The address of Ms. Kantor is 20100 Boca West Drive, Apt. 127, Boca Raton, FL 33434.

(6)	Includes, prior to this offering, (i) 7,846,669 shares of common stock issuable upon the exercise of the Warrants held by Howard Godofsky, (ii) 1,899,920 shares of common stock issuable upon the exercise of the Existing Warrants held by Mr. Godofsky and (iii) 7,846,669 shares of common stock held by Mr. Godofsky. The address of Mr. Godofsky is 1850 S. Ocean Drive, Unit 2705, Hallandale Beach, FL 33009.

(7)	Includes, prior to this offering, (i) 1,483,020 shares of common stock issuable upon the exercise of the Warrants held by SmartNet Capital LLC (“SmartNet”), (ii) 359,085 shares of common stock issuable upon the exercise of the Existing Warrants held by SmartNet and (iii) 1,483,020 shares of common stock held by SmartNet. Howard Gerson has voting and dispositive control over the shares held by SmartNet. The address of SmartNet is 3201 N.E. 183rd Street, #2707, Aventura, FL 33160.

(8)	Includes, prior to this offering, (i) 3,923,334 shares of common stock issuable upon the exercise of the Warrants held by Kellie Price Rothman, (ii) 949,960 shares of common stock issuable upon the exercise of the Existing Warrants held by Ms. Rothman and (iii) 3,923,334 shares of common stock held by Ms. Rothman. The address of Ms. Rothman is 3370 N.E. 190th Street, #3900, Aventura, FL 33180.

(9)	Includes, prior to this offering, (i) 20,000,000 shares of common stock held by John Nash and (ii) 1,726,706 shares of common stock issuable upon the exercise of the Warrants held by Mr. Nash. The number of shares beneficially owned by Mr. Nash prior to this offering excludes 18,273,294 shares of common stock issuable upon the exercise of the Warrants held by Mr. Nash which are subject to a 9.99% beneficial ownership blocker. The address of Mr. Nash is 1780 South Post Oak Lane, Houston, TX 77056.

PLAN OF DISTRIBUTION

We are registering the Warrants and the Warrant Shares to permit the offer and resale of such securities by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of such securities. We will bear all fees and expenses incident to our registration of the Warrants and the Warrant Shares.

The Selling Stockholders, which may include donees, pledgees, transferees or other successors-in-interest selling the Warrants or Warrant Shares or interests in the Warrants or Warrant Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may sell all or a portion of the Warrants or Warrant Shares beneficially owned by them and offered hereby from time to time on any stock exchange, market or trading facility on which the Warrants or Warrant Shares are traded, if any, or in private transactions.

A Selling Stockholder may use any one or more of the following methods when disposing of the securities or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Warrant Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through agreements between broker-dealers and a Selling Stockholder to sell a specified number of such Warrant Shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Warrants or Warrant Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Warrants or Warrant Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer the Warrants or Warrant Shares in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders also may resell all or a portion of the Warrant Shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus; provided that they meet the criteria and conform to the requirements of those provisions.

In connection with the sale of the Warrants, Warrant Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of our securities offered by them will be the purchase price of such securities less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our securities or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. If a Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the securities to be sold, the name of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of the securities, underwriters may receive compensation from the Selling Stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. If a Selling Stockholder uses an underwriter or underwriters to effectuate the sale of the securities, we and/or it will execute an underwriting agreement with those underwriters at the time of sale of those securities.

To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes the prospectus supplement and the accompanying prospectus used by the underwriters to sell those securities. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and unless otherwise specified in a prospectus supplement, the underwriters will be obligated to purchase all securities offered by such prospectus supplement if any of such securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their respective affiliates. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Warrant Shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus forms a part effective until the date on which the Selling Stockholders no longer own the Warrants, which are covered by such registration statement.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “INPX.”

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York.

EXPERTS

The financial statements of Inpixon at December 31, 2022 and 2021 and for each of the years then ended, which are incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part of, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of XTI Aircraft Company at December 31, 2022 and 2021, and for each of the years then ended, which are incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part of, have been audited by BF Borgers CPA PC, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about XTI Aircraft Company’s ability to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available at the SEC’s website address referred to above. You may also access our reports and proxy statements free of charge at our website, www.inpixon.com. The information contained on our website is not a prospectus and does not constitute a part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us. You may request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

Inpixon

Attn: Secretary

405 Waverley St.

Palo Alto, CA 94301

(408) 702-2167

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 17, 2023;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 16, 2023, August 18, 2023 and November 20, 2023, respectively;

●	our Current Reports on Form 8-K, filed with the SEC on January 26, 2023, February 13, 2023, February 14, 2023, February 17, 2023, February 28, 2023, March 20, 2023, March 30, 2023, April 10, 2023, May 12, 2023, May 15, 2023, May 19, 2023, June 1, 2023, June 13, 2023, June 20, 2023, June 21, 2023, July 25, 2023, August 2, 2023, August 14, 2023, August 23, 2023, September 7, 2023, September 19, 2023, October 3, 2023, October 13, 2023, October 23, 2023, October 27, 2023, November 14, 2023, December 11, 2023, December 12, 2023, December 15, 2023, December 15, 2023, December 15, 2023, January 3, 2024 and February 5, 2024, and on Form 8-K/A, filed with the SEC on March 21, 2023 and December 20, 2023;

●	the following sections in our Registration Statement on Form S-4 (File No. 333-273964), filed with the SEC on August 14, 2023, as amended on October 6, 2023 and November 7, 2023: Risk Factors, Information About XTI Business, XTI Management’s Discussion and Analysis of Financial Condition and Results of Operations, Management of the Combined Company Following the Merger, Executive Compensation of XTI, Related Party Transactions of Directors and Executive Officers of the Combined Company, Principal Stockholders of Inpixon, Principal Stockholders of XTI, and Principal Stockholders of the Combined Company; and

●	the description of our common stock contained in the “Description of Registrant’s Securities” filed as Exhibit 4.15 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 17, 2023.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Inpixon

Attn: Secretary

405 Waverley St.

Palo Alto, CA 94301

(408) 702-2167

Warrants to Purchase up to 49,131,148 Shares of Common Stock

49,131,148 Shares of Common Stock Issuable Upon Exercise of Warrants

PROSPECTUS

            , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses paid or payable in connection with the registration of the securities hereunder. All amounts are estimates except the SEC registration fee.

Item	Amount to be Paid
SEC registration fee(1)	$377.09
Legal fees and expenses	$20,000
Accounting fees and expenses	$17,000
Transfer Agent Fees and Expenses	$2,000
Miscellaneous expenses	$5,000
Total	$44,377.09

(1)	$509.80 of which was previously paid in connection with the filing of the Company’s registration statement on Form S-1 (File No. 333-276175) on December 20, 2023.

ITEM 15. Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

(1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (c) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article X of our Bylaws, as amended, provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise shall be indemnified and held harmless to the fullest extent permissible by the Nevada Revised Statutes from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith, except any expense or payments incurred in connection with any claim or liability established to have arisen out of his own willful misconduct or gross negligence.

See also the undertakings set out in response to Item 17 herein.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibit Index

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Agreement and Plan of Merger dated August 31, 2013 by and among Sysorex Global Holdings Corp., Sysorex Merger Sub, Inc., Shoom, Inc. and the Shareholder Representative.	S-1	333-191648	2.4	October 9, 2013

2.2	Agreement and Plan of Merger dated as of December 20, 2013, by and among Sysorex Global Holdings Corp., AirPatrol Corporation, AirPatrol Acquisition Corp. I, AirPatrol Acquisition Corp. II, and Shareholders Representative Services LLC.	S-1/A	333-191648	2.6	January 21, 2014

2.3	Amendment No. 1 to Agreement and Plan of Merger dated February 28, 2014 with AirPatrol Corporation.	S-1/A	333-191648	2.7	March 13, 2014

2.4	Amendment No. 2 to Agreement and Plan of Merger dated April 18, 2014 with AirPatrol Corporation.	8-K	001-36404	2.8	April 24, 2014

2.5	Waiver and Amendment No. 3 to Agreement and Plan of Merger dated May 30, 2014 with AirPatrol Corporation.	S-1	333-198502	12.9	August 29, 2014

2.6†	Asset Purchase Agreement, dated as of April 24, 2015, between Sysorex Global Holdings Corp., LightMiner Systems, Inc. and Chris Baskett.	8-K	001-36404	2.1	April 30, 2015

2.7	Separation and Distribution Agreement, dated August 7, 2018 between Inpixon and Sysorex, Inc.	10-Q	001-36404	2.1	August 13, 2018

2.8	Amendment No. 1 to Separation and Distribution Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	001-36404	10.5	September 4, 2018

2.9†	Share Purchase Agreement, dated May 21, 2019, by and among Inpixon, Inpixon Canada, Inc., Locality Systems Inc., Kirk Moir, in his capacity as the Sellers’ Representative, the Sellers and Garibaldi Capital Advisors Ltd.	8-K	001-36404	2.1	May 22, 2019

2.10†	Asset Purchase Agreement, dated June 27, 2019, by and between Inpixon and GTX Corp.	8-K	001-36404	2.1	July 1, 2019

2.11†	Share Purchase Agreement, dated July 9, 2019, by and among Inpixon, Inpixon Canada, Inc., Jibestream Inc., the Vendors, and Chris Wiegand, in his capacity as the Vendors’ Representative.	8-K	001-36404	2.1	July 11, 2019

2.12†	Amendment to Share Purchase Agreement, dated as of August 8, 2019, by and among Inpixon, Inpixon Canada, Inc., Jibestream Inc., the Vendors, and Chris Wiegand, in his capacity as the Vendors’ Representative.	8-K	001-36404	2.1	August 9, 2019

2.13	The Second Amendment to the Share Purchase Agreement, dated August 15, 2019, by and among Inpixon, Inpixon Canada, Inc., Jibestream Inc, and Chris Wiegand, in his capacity as the Vendors’ representative.	8-K	001-36404	2.1	August 19, 2019

2.14†	Asset Purchase Agreement, dated as of August 19, 2020, by and among Inpixon, Ten Degrees Inc., Ten Degrees International Limited, mCube International Limited and mCube, Inc.	8-K	001-36404	2.1	August 20, 2020

2.15†	Share Sale and Purchase Agreement, dated as of October 5, 2020, among Inpixon GmbH, Sensera Limited and Nanotron Technologies GmbH.	8-K	001-36404	2.1	October 5, 2020

2.16	Amendment to the Share Sale and Purchase Agreement, dated as of February 24, 2021, among Inpixon GmbH, Sensera Limited and Nanotron Technologies GmbH.	8-K	001-36404	2.1	February 26, 2021

2.17†	Stock Purchase Agreement, dated as of March 25, 2021, among Inpixon, Game Your Game, Inc., Rick Clemmer, and Martin Manniche.	10-K	001-36404	2.23	March 31, 2021

2.18†	Stock Purchase Agreement, dated as of April 30, 2021, among Inpixon, Design Reactor, Inc., dba The CXApp, the sellers set forth on the signature page thereto and each other person who owns outstanding capital stock of The CXApp and executes a Joinder to Stock Purchase Agreement, and Leon Papkoff, as Sellers’ Representative	8-K	001-36404	2.1	May 6, 2021

2.19†	Share Sale and Purchase Agreement, dated as of December 8, 2021, between Nanotron Technologies GmbH and the Shareholders of IntraNav GmbH.	8-K	001-36404	2.1	December 13, 2021

2.20	Amendment to Stock Purchase Agreement, dated as of December 30, 2021, by and between Inpixon and Leon Papkoff, in his capacity as the Sellers’ Representative.	8-K	001-36404	2.1	December 30, 2021

2.21	Second Amendment to Stock Purchase Agreement, dated as of March 3, 2022, by and between Inpixon and Leon Papkoff, in his capacity as Sellers’ Representative	8-K	001-36404	2.1	March 9, 2022

2.22†	Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS Technology Group Inc., Inpixon, CXApp Holding Corp. and KINS Merger Sub Inc.	8-K	001-36404	2.1	September 26, 2022

2.23†	Separation and Distribution Agreement, dated as of September 25, 2022, by and among KINS Technology Group, Inc., Inpixon, CXApp Holding Corp. and Design Reactor Inc.	8-K	001-36404	2.2	September 26, 2022

2.24	Sponsor Support Agreement, dated as of September 25, 2022, by and among KINS Capital LLC, KINS Technology Group Inc., Inpixon and CXApp Holding Corp	8-K	001-36404	2.3	September 26, 2022

2.25†	Agreement and Plan of Merger, dated July 24, 2023, among Inpixon, Superfly Merger Sub Inc. and XTI Aircraft Company.	8-K	001-36404	2.1	July 25, 2023

2.26†	Separation Agreement, dated as of October 23, 2023, by and between Inpixon and Grafiti Holding Inc.	8-K	001-36404	2.1	October 23, 2023

2.27†	Business Combination Agreement, dated as of October 23, 2023, by and among Inpixon, Grafiti Holding Inc., 1444842 B.C. Ltd. and Damon Motors Inc.	8-K	001-36404	2.2	October 23, 2023

3.1	Restated Articles of Incorporation.	S-1	333-190574	3.1	August 12, 2013

3.2	Certificate of Amendment to Articles of Incorporation (Increase Authorized Shares).	S-1	333-218173	3.2	May 22, 2017

3.3	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	April 10, 2014

3.4	Articles of Merger (renamed Sysorex Global).	8-K	001-36404	3.1	December 18, 2015

3.5	Articles of Merger (renamed Inpixon).	8-K	001-36404	3.1	March 1, 2017

3.6	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.2	March 1, 2017

3.7	Certificate of Amendment to Articles of Incorporation (authorized share increase).	8-K	001-36404	3.1	February 5, 2018

3.8	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	February 6, 2018

3.9	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	November 1, 2018

3.10	Certificate of Amendment to Articles of Incorporation, effective as of January 7, 2020 (Reverse Split).	8-K	001-36404	3.1	January 7, 2020

3.11	Certificate of Amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock from 250,000,000 to 2,000,000,000 filed with the Secretary of State of the State of Nevada on November 18, 2021	8-K	001-36404	3.1	November 19, 2021

3.12	Certificate of Change filed with the Secretary of State of the State of Nevada on October 4, 2022 (effective as of October 7, 2022)	8-K	001-36404	3.1	October 6, 2022

3.13	Certificate of Amendment to the Articles of Incorporation increasing the number of authorized shares of Common Stock from 26,666,667 to 500,000,000 filed with the Secretary of State of the State of Nevada on November 29, 2022	8-K	001-36404	3.1	December 2, 2022

3.14	Bylaws, as amended.	S-1	333-190574	3.2	August 12, 2013

3.15	Bylaws Amendment	8-K	001-36404	3.2	September 13, 2021

3.16	By-Laws Amendment No. 3	8-K	001-36404	3.1	September 19, 2023

3.17	By-Laws Amendment No. 4	8-K	001-36404	3.2	September 19, 2023

4.1	Specimen Stock Certificate of the Company.	S-1	333-190574	4.1	August 12, 2013

4.2	Form of New Warrant.	8-K	001-36404	4.1	December 15, 2023

5.1	Opinion of Mitchell Silberberg & Knupp LLP.					X

10.1	Form of Inducement Agreement by and between Inpixon and the Holder.	8-K	001-36404	10.1	December 15, 2023

23.1	Consent of Marcum LLP.					X

23.2	Consent of BF Borgers CPA PC, independent registered accounting firm for XTI Aircraft Company.					X

23.3	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on signature page).					X

99.1	Audited financial statements of XTI Aircraft Company as of and for the years ended December 31, 2022 and 2021 (incorporated by reference to the Financial Statements for the Fiscal Year Ended December 31, 2022 and December 31, 2021 in XTI Aircraft Company’s annual report on Form 1-K (File No. 24R-00007), filed with the Securities and Exchange Commission on July 13, 2023)	8-K	001-36404	99.4	July 25, 2023

99.2	Unaudited financial statements of XTI Aircraft Company as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022.	8-K	001-36404	99.1	December 15, 2023

99.3	Unaudited pro forma condensed combined financial statements of Inpixon and XTI Aircraft Company.	8-K	001-36404	99.2	December 15, 2023

107	Filing Fee Table					X

†	Exhibits, schedules and similar attachments have been omitted pursuant to Item 601 of Regulation S-K and the registrant undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC.

ITEM 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on February 6, 2024.

INPIXON

By:	/s/ Nadir Ali
Nadir Ali
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Nadir Ali and Wendy Loundermon, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nadir Ali	Chief Executive Officer and Director	February 6, 2024
Nadir Ali	(Principal Executive Officer)

/s/ Wendy Loundermon	Chief Financial Officer and Director	February 6, 2024
Wendy Loundermon	(Principal Financial and Accounting Officer)

/s/ Leonard Oppenheim	Director	February 6, 2024
Leonard Oppenheim

/s/ Kareem Irfan	Director	February 6, 2024
Kareem Irfan

/s/ Tanveer Khader	Director	February 6, 2024
Tanveer Khader